Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of September 8, 2016, by and among LPATH, INC., a Delaware corporation (“Lpath”), LPATH MERGER SUB, INC., A Delaware corporation and wholly-owned subsidiary of Lpath (“Merger Sub”), and APOLLO ENDOSURGERY, INC., a Delaware corporation (“Buyer”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.            Lpath and Buyer intend to effect a merger of Merger Sub with and into Buyer (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and Buyer will become a wholly-owned subsidiary of Lpath.

B.            The parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

C.            The Board of Directors of Lpath (i) has determined that the Contemplated Transactions are fair to, and in the best interests of, Lpath and its stockholders, (ii) has deemed advisable and approved this Agreement, the Contemplated Transactions, the issuance of shares of Lpath Common Stock to the stockholders of Buyer pursuant to the terms of this Agreement, the change of control of Lpath, and the other actions contemplated by this Agreement, (iii) has approved the Reverse Split, and (iv) has determined to recommend that the stockholders of Lpath vote to approve the issuance of shares of Lpath Common Stock to the stockholders of Buyer pursuant to the terms of this Agreement, the change of control of Lpath, the Reverse Split and such other actions as contemplated by this Agreement.

D.            The Board of Directors of Merger Sub (i) has determined that the Contemplated Transactions are advisable and fair to, and in the best interests of, Merger Sub and its stockholders, (ii) has deemed advisable and approved this Agreement, the Contemplated Transactions and the other transactions contemplated by this Agreement; and (iii) has determined to recommend that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement.

E.            The Board of Directors of Buyer (i) has determined that the Contemplated Transactions are advisable and fair to, and in the best interests of, Buyer and its stockholders, (ii) has deemed advisable and approved this Agreement, the Contemplated Transactions and the other transactions contemplated by this Agreement; and (iii) has determined to recommend that the stockholder of Buyer vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement.

F.             In order to induce Buyer to enter into this Agreement and to cause the Contemplated Transactions to be consummated, the officers and directors of Lpath listed on

Schedule A hereto (solely in their capacities as stockholders) are executing support agreements in favor of Buyer concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B (the “Lpath Stockholder Support Agreements”).

G.            In order to induce Lpath to enter into this Agreement and to cause the Contemplated Transactions to be consummated, the officers, directors and 5% or greater stockholders (together with their Affiliates) of Buyer listed on Schedule B hereto (solely in their capacities as stockholders) are executing support agreements in favor of Lpath concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit C (the “Buyer Stockholder Support Agreements”).

H.            It is expected that within two (2) Business Days after the Form S-4 Registration Statement is declared effective under the Securities Act, the holders of shares of Buyer Capital Stock sufficient to adopt and approve this Agreement and the Merger as required under the DGCL and Buyer’s Certificate of Incorporation will execute and deliver an action by written consent in a form reasonably acceptable to Lpath.

I.             Immediately prior to the execution and delivery of this Agreement, and as a condition of the willingness of Lpath to enter into this Agreement, certain investors have executed the Securities Purchase Agreement in the form attached hereto as Exhibit D with Buyer pursuant to which such investors have agreed to purchase certain shares of Buyer Common Stock prior to the Closing in connection with the Concurrent Financing.

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

DESCRIPTION OF TRANSACTION

1.1          Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Buyer, and the separate existence of Merger Sub shall cease. Buyer will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2          Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3          Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8, the consummation of the Contemplated Transactions (the “Closing”) shall take place at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, CA 94304, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Lpath and Buyer may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause the Contemplated Transactions to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Lpath and Buyer (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Lpath and Buyer (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4          Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)           the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

(b)           the Certificate of Incorporation of Lpath shall be identical to the Certificate of Incorporation of Lpath as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time, Lpath shall file one or more amendments to its Certificate of Incorporation to (i) change the name of Lpath to “Apollo Endosurgery, Inc.” (the “Corporate Name Change”) and (ii) effect the Reverse Split (to the extent applicable and necessary).

(c)           the Bylaws of the Surviving Corporation shall be identical to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Bylaws; and

(d)           the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, shall be the directors and officers of Merger Sub as set forth in Section 5.14, after giving effect to the provisions of Section 5.14.

1.5          Conversion of Buyer Shares, Options and Warrants.

(a)           At the Effective Time, by virtue of the Merger and without any further action on the part of Lpath, Merger Sub, Buyer or any stockholder of Lpath or Buyer:

(i)            any Buyer Capital Stock held as treasury stock or held or owned by Buyer, Merger Sub or any Subsidiary of Buyer immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)           subject to Section 1.5(c), each share of Buyer Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Lpath Common Stock equal to the Exchange Ratio.

(b)           If any shares of Buyer Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted stock purchase agreement or other agreement with Buyer, then the shares of Lpath Common Stock issued in exchange for such Buyer Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such Lpath Common Stock shall accordingly be marked with appropriate legends. Buyer shall take all actions that may be necessary to ensure that, from and after the Effective Time, Lpath is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c)           No fractional shares of Lpath Common Stock shall be issued in connection with the Contemplated Transactions, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Buyer Common Stock who would otherwise be entitled to receive a fraction of a share of Lpath Common Stock (after aggregating all fractional shares of Lpath Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with Section 1.7 and accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Lpath Common Stock on The NASDAQ Capital Market (or such other NASDAQ market on which the Lpath Common Stock then trades) on the date the Contemplated Transactions become effective.

(d)           All Buyer Options outstanding immediately prior to the Effective Time under the Prior Plan and the Equity Incentive Plan and all Buyer Warrants outstanding immediately prior to the Effective Time shall be exchanged for options to purchase Lpath Common Stock or warrants to purchase Lpath Common Stock, as applicable, in accordance with Section 5.5.

(e)           Each share of Common Stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

(f)            If, between the date of this Agreement and the Effective Time, the outstanding shares of Buyer Capital Stock or Lpath Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend or any subdivision, reclassification, recapitalization, split (including the Reverse Split), combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Buyer Capital Stock, Buyer Options and Buyer Warrants the same economic effect as contemplated by this Agreement prior to such event.

1.6          Closing of Buyer’s Transfer Books. At the Effective Time: (a) all shares of Buyer Common Stock, other than Dissenting Shares, outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of Buyer Common Stock, other than Dissenting Shares, that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Buyer; and (b) the stock transfer books of Buyer shall be closed with respect to all shares of Buyer Common Stock, other than Dissenting Shares, outstanding immediately prior to the Effective Time. No further transfer of any such shares of Buyer Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Buyer Common Stock, other than Dissenting Shares, including any valid certificate representing any Buyer Preferred Stock previously converted into Buyer Common Stock in connection with the Preferred Stock Conversion, outstanding immediately prior to the Effective Time (a “Buyer Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Buyer Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.8.

1.7          Surrender of Certificates.

(a)           On or prior to the Closing Date, Lpath and Buyer shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Contemplated Transactions (the “Exchange Agent”). At the Effective Time, Lpath shall deposit with the Exchange Agent: (i) certificates representing the Lpath Common Stock issuable pursuant to Section 1.5(a) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The shares of Lpath Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)           At or before the Effective Time, Buyer will deliver to Lpath a true, complete and accurate listing of all record holders of Buyer Stock Certificates at the Effective Time, including the number and class of shares of Buyer Capital Stock held by such record holder, and the number of shares of Lpath Common Stock such holder is entitled to receive pursuant to Section 1.5. Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Buyer Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Lpath may reasonably specify (including a provision confirming that delivery of Buyer Stock Certificates shall be effected, and risk of loss and title to Buyer Stock Certificates shall pass, only upon delivery of such Buyer Stock Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Buyer Stock Certificates in exchange for certificates representing shares of Lpath Common Stock. Upon surrender of a Buyer Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Lpath: (A) the holder of such Buyer Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Lpath Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a) (and cash in lieu of any fractional shares of Lpath Common Stock pursuant to the provisions of Section 1.5(c)); and (B) the Buyer Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Buyer Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Lpath Common Stock (and cash in lieu of any fractional shares of Lpath Common Stock). If any Buyer Stock Certificate shall have been lost, stolen or destroyed, Buyer may, in its discretion and as a condition precedent to the delivery of any shares of Lpath Common Stock, require the owner of such lost, stolen or destroyed Buyer Stock Certificate to provide an applicable affidavit with respect to such Buyer Stock Certificate.

(c)           No dividends or other distributions declared or made with respect to Lpath Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Buyer Stock Certificate with respect to the Lpath Common Stock that such holder has the right to receive in the Contemplated Transactions until such holder surrenders such Buyer Stock Certificate or an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)           Any portion of the Exchange Fund that remains undistributed to holders of Buyer Stock Certificates as of the date 180 days after the Closing Date shall be delivered to Lpath upon demand, and any holders of Buyer Stock Certificates who have not theretofore surrendered their Buyer Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Lpath for satisfaction of their claims for Lpath Common Stock, cash in lieu of fractional shares of Lpath Common Stock and any dividends or distributions with respect to shares of Lpath Common Stock.

(e)           Each of the Exchange Agent and Lpath shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Buyer Stock Certificate such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Legal Requirement and shall be entitled to request any reasonably appropriate Tax forms, including Form W-9 (or the appropriate Form W-8, as applicable), from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld, and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)            No party to this Agreement shall be liable to any holder of any Buyer Stock Certificate or to any other Person with respect to any shares of Lpath Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8          Appraisal Rights.

(a)           Notwithstanding any provision of this Agreement to the contrary, shares of Buyer Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Buyer Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Buyer Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Buyer Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the

Effective Time, the right to receive the number of shares of Lpath Common Stock equal to the Exchange Ratio attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.5.

(b)           Buyer shall give Lpath prompt written notice of any demands by dissenting stockholders received by Buyer, withdrawals of such demands and any other instruments served on Buyer and any material correspondence received by Buyer in connection with such demands.

1.9          Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Buyer, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Buyer, Merger Sub and otherwise) to take such action.

1.10        Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Lpath as follows, except as set forth in the written disclosure schedule delivered by Buyer to Lpath (the “Buyer Disclosure Schedule”). The Buyer Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 2. The disclosures in any section or subsection of the Buyer Disclosure Schedule shall qualify other sections and subsections in this Article 2 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Buyer Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Buyer Material Adverse Effect, or is outside the Ordinary Course of Business.

2.1          Subsidiaries; Due Organization; Etc.

(a)           Buyer has no Subsidiaries, except for the Entities identified in Part 2.1(a) of the Buyer Disclosure Schedule (the “Buyer Subsidiaries”); and neither Buyer nor any of the other Entities identified in Part 2.1(a) of the Buyer Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Buyer Disclosure Schedule. Buyer has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Buyer has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)           Each of Buyer and the Buyer Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)           Each of Buyer and the Buyer Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Buyer Material Adverse Effect.

2.2          Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. Buyer has delivered to Lpath accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto, for Buyer and each Buyer Subsidiary. Neither Buyer nor any Buyer Subsidiary has taken any action in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents nor is in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents.

2.3          Capitalization, Etc.

(a)           The authorized capital stock of Buyer as of the date of this Agreement consists of (i) 139,393,738 shares of common stock, $0.0001 par value, of which 5,833,754 shares have been issued and are outstanding as of the date of this Agreement, and (ii) 107,574,742 shares of Buyer Preferred Stock, 10,006,345 of which have been designated Series A Preferred Stock, 45,431,126 of which have been designated Series B Preferred Stock, and 52,137,271 of which have been designated Series C Preferred Stock. There are 9,588,891 issued and outstanding shares of Series A Preferred Stock as of the date of this Agreement, 45,406,583 issued and outstanding shares of Series B Preferred Stock as of the date of this Agreement, and 37,617,334 issued and outstanding shares of Series C Preferred Stock as of the date of this Agreement. Except as set forth in Part 2.3(a) of the Buyer Disclosure Schedule, the authorized capital stock of Buyer as of immediately prior to the Closing shall consist of 246,968,480. Buyer does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Buyer Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 2.3(a)(i) of the Buyer Disclosure Schedule, none of the outstanding shares of Buyer Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Buyer Capital Stock is subject to any right of first refusal in favor of Buyer. Except as contemplated herein or as set forth in Part 2.3(a) of the Buyer Disclosure Schedule, there is no Buyer Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Buyer Capital Stock. Buyer is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Buyer Capital Stock or other securities. Part 2.3(a)(ii) of the

Buyer Disclosure Schedule accurately and completely describes all repurchase rights held by Buyer with respect to shares of Buyer Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(b)           Except for the Apollo Endosurgery, Inc. 2006 Stock Option Plan (the “Prior Plan”) and the 2016 Equity Incentive Plan (the “Equity Incentive Plan”), and except as set forth in Part 2.3(b) of the Buyer Disclosure Schedule, Buyer does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Buyer has reserved 23,110,967 shares of Buyer Common Stock for issuance under the Prior Plan. Of such reserved shares of Buyer Common Stock, 2,103,288 shares have been issued pursuant to the exercise of outstanding options, 19,511,431 shares have been granted and are currently outstanding and none are available for future issuance pursuant to the Prior Plan. Buyer has reserved 21,319,756 shares of Buyer Common Stock for issuance under the Equity Incentive Plan. Of such reserved shares of Buyer Common Stock, no shares have been issued pursuant to the exercise of outstanding options, options to purchase 585,000 shares have been granted and are currently outstanding, 19,511,431 shares are subject to outstanding options under the Prior Plan and are eligible to be counted as Returning Shares (as defined in the 2016 Plan) and 1,198,325 shares remain available for future issuance pursuant to the Equity Incentive Plan. Part 2.3(b) of the Buyer Disclosure Schedule sets forth the following information with respect to each Buyer Option outstanding as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of Buyer Common Stock subject to such Buyer Option at the time of grant; (C) the number of shares of Buyer Common Stock subject to such Buyer Option as of the date of this Agreement; (D) the exercise price of such Buyer Option; (E) the date on which such Buyer Option was granted; (F) the applicable vesting schedule, including the number of vested and unvested shares; (G) the date on which such Buyer Option expires; and (H) whether such Buyer Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Buyer has made available to Lpath an accurate and complete copy of the Equity Incentive Plan and forms of all stock option agreements approved for use thereunder. No vesting of Buyer Options will accelerate in connection with the closing of the Contemplated Transactions.

(c)           Except for the outstanding Buyer Options as set forth in Section 2.3(b), for the warrants identified on Part 2.3(c) of the Buyer Disclosure Schedule (the “Buyer Warrants”) or as set forth on Part 2.3(c) of the Buyer Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Buyer or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Buyer or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Buyer or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Buyer or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Buyer or any of its Subsidiaries.

(d)           All outstanding shares of Buyer Capital Stock, as well as all options, warrants and other securities of Buyer, have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. Buyer has delivered to Lpath accurate and complete copies of all Buyer Warrants. Except as identified on Part 2.3(c) of the Buyer Disclosure Schedule, there are no warrants to purchase capital stock of Buyer outstanding on the date of this Agreement.

2.4          Financial Statements.

(a)           Part 2.4(a) of the Buyer Disclosure Schedule includes true and complete copies of (i) Buyer’s audited consolidated balance sheets at December 31, 2014 and December 31, 2015, (ii) the Buyer Unaudited Interim Balance Sheet, (iii) Buyer’s audited consolidated statements of income, cash flow and stockholders’ equity for the years ended December 31, 2014 and December 31, 2015, and (iv) Buyer’s unaudited statements of income, cash flow and stockholders’ equity for the six months ended June 30, 2016 (collectively, the “Buyer Financials”). The Buyer Financials (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the footnotes to such Buyer Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis with Buyer’s past practice unless otherwise noted therein throughout the periods indicated and (ii) fairly present, in all material respects, the financial condition and operating results of Buyer and its consolidated Subsidiaries as of the dates and for the periods indicated therein.

(b)           Each of Buyer and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Buyer and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c)           Part 2.4(c) of the Buyer Disclosure Schedule lists, and Buyer has delivered to Lpath accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by Buyer or any of its Subsidiaries since January 1, 2014.

(d)           Since January 1, 2014, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Buyer, Buyer’s Board of Directors or any committee thereof. Since January 1, 2014, neither Buyer nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Buyer and the Buyer Subsidiaries, (ii) any fraud, whether or not material, that involves Buyer’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Buyer and the Buyer Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

2.5          Absence of Changes. Except as set forth on Part 2.5 of the Buyer Disclosure Schedule, between June 30, 2016 and the date of this Agreement and except as otherwise expressly contemplated by this Agreement:

(a)           there has not been any Buyer Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect;

(b)           there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets or business of Buyer or any Buyer Subsidiary (whether or not covered by insurance);

(c)           Buyer has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, except for the repurchase or reacquisition of shares pursuant to Buyer’s rights arising upon an individual’s termination as an employee, director or consultant;

(d)           Buyer has not sold, issued or granted, or authorized the issuance of: (i) any Buyer Capital Stock or other security (except for shares of Buyer Common Stock issued upon the valid exercise of outstanding Buyer Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for the Buyer Options identified in Part 2.3(b) of the Buyer Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except for the Buyer Options identified in Part 2.3(b) of the Buyer Disclosure Schedule);

(e)           there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of Buyer or any Buyer Subsidiary, and neither Buyer nor any Buyer Subsidiary has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f)            Buyer has not amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) the Equity Incentive Plan; (ii) any Buyer Option or any Contract evidencing or relating to any Buyer Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(g)           Neither Buyer nor any Buyer Subsidiary has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(h)           Neither Buyer nor any Buyer Subsidiary has: (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made any capital expenditure or commitment in excess of $500,000;

(i)            Neither Buyer nor any Buyer Subsidiary has changed any of its accounting methods, principles or practices in a material way;

(j)            Neither Buyer nor any Buyer Subsidiary has made, changed or revoked any material Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes, changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, entered into any closing agreement with respect to any Tax, settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(k)           Neither Buyer nor any Buyer Subsidiary has commenced or settled any Legal Proceeding;

(l)            Neither Buyer nor any Buyer Subsidiary has entered into any material transaction outside the Ordinary Course of Business;

(m)          Neither Buyer nor any Buyer Subsidiary has acquired any material assets nor sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except for Encumbrances of immaterial assets in the Ordinary Course of Business consistent with past practices;

(n)           there has been no entry into, amendment or termination of any Buyer Material Contract;

(o)           there has been no (i) material change in pricing or royalties or other payments set or charged by Buyer or any Buyer Subsidiary to its customers or licensees, (ii) agreement by Buyer or any Buyer Subsidiary to change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Buyer or any Buyer Subsidiary, or (iii) material change in pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Buyer or any Buyer Subsidiary; and

(p)           Neither Buyer nor any Buyer Subsidiary has negotiated, agreed or committed to take any of the actions referred to in clauses “(c)” through “(o)” above (other than negotiations between the Parties to enter into this Agreement).

2.6          Title to Assets. Each of Buyer and the Buyer Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All such assets are owned by Buyer or a Buyer Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Buyer Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Buyer or any Buyer Subsidiary; and (iii) liens listed in Part 2.6 of the Buyer Disclosure Schedule.

2.7          Real Property; Leasehold. Neither Buyer nor any Buyer Subsidiary owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.7 of the Buyer Disclosure Schedule which are in full force and effect and with no existing default thereunder.

2.8          Intellectual Property.

(a)           Buyer, directly or through a Buyer Subsidiary, owns, or has the right to use, and has the right to bring actions for the infringement of, all Buyer IP Rights, except for any failure to own or have the right to use, or have the right to bring actions that would not reasonably be expected to have a Buyer Material Adverse Effect. The Buyer IP Rights are not subject to any Encumbrance.

(b)           Part 2.8(b) of the Buyer Disclosure Schedule is an accurate, true and complete listing of all Buyer Registered IP.

(c)           Buyer has delivered, or made available to Lpath, a complete and accurate copy of all Buyer IP Rights Agreements. Neither Buyer nor any Buyer Subsidiary is a party to any Contract (A) pursuant to which the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will constitute a breach, or (B) as a result of such execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will cause the forfeiture or termination of or Encumbrance upon, or the grant of any license or other right to, or give rise to a right of forfeiture or termination of or Encumbrance upon, any Buyer IP Rights or impair the right of Buyer or the Surviving Corporation and its Subsidiaries to use, sell or license any Buyer IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination, Encumbrance, grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect. With respect to each of the Buyer IP Rights Agreements: (i) each such agreement is valid and binding on Buyer or its Subsidiaries, as applicable, and in full force and effect subject to: (x) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (y) rules of law governing specific performance, injunctive relief and other equitable remedies; (ii) to the Knowledge of Buyer, Buyer has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) neither Buyer nor its Subsidiaries, and to the Knowledge of Buyer, no other party to any such agreement, is in breach or default thereof in any material respect.

(d)           The manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold by Buyer or any of its Subsidiaries (i) does not violate any license or agreement between Buyer or its Subsidiaries and any third party, and, to the Knowledge of Buyer and its Subsidiaries, (ii) does not infringe or misappropriate any Intellectual Property right of any other party in existence as of the date hereof, which infringement or misappropriation would reasonably be expected to have a Buyer Material Adverse Effect. Buyer has disclosed in correspondence to Lpath the third-party patents and patent applications found during all freedom to operate searches that were conducted by Buyer or its Subsidiaries related to any product or technology currently licensed or sold or under development by Buyer or its Subsidiaries. To the Knowledge of Buyer and its Subsidiaries, no third party is infringing upon, or violating any license or agreement with Buyer or its Subsidiaries relating to, any Buyer IP Rights.

(e)           There is no current or pending challenge, claim or Legal Proceeding (including to the Knowledge of Buyer, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Buyer IP Rights, nor has Buyer or any of its Subsidiaries received any written notice asserting that any Buyer IP Rights or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(f)            To the Knowledge of Buyer, (i) no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Buyer or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person and (ii) none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Buyer or any of its Subsidiaries has or purports to have an ownership interest has been impaired.

(g)           Except as set forth in the Contracts listed on Parts 2.8(g) of the Buyer Disclosure Schedule, (i) neither Buyer nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, other than product related indemnification provisions provided to customers in the Ordinary Course of Business, and (ii) neither Buyer nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement. Except as set forth on Part 2.8(g) of the Buyer Disclosure Schedule, to the Knowledge of Buyer, no Buyer IP Right is being infringed by any other Person. Except as set forth on Part 2.8(g) of the Buyer Disclosure Schedule, to the Knowledge of Buyer, since January 1, 2014, Buyer has not received any written notice from a third person claiming that the continuing conduct by Buyer in its Ordinary Course of Business will result in the infringement of any Intellectual Property owned by any third person, except for such instances where any such claim has been final settled or finally decided by a court of competent jurisdiction

2.9          Agreements, Contracts and Commitments. Part 2.9 of the Buyer Disclosure Schedule identifies:

(a)           each Buyer Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangement, other than Buyer Contracts on Buyer’s standard form offer letter entered into in the Ordinary Course of Business;

(b)           each Buyer Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable by Buyer or its Subsidiaries on ninety (90) days’ notice without liability, except to the extent general principles of wrongful termination law may limit Buyer’s, Buyer’s Subsidiaries’ or such successor’s ability to terminate employees at will;

(c)           each Buyer Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(d)           each Buyer Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between Buyer and any of its officers or directors;

(e)           each Buyer Contract relating to any agreement, contract or commitment containing any covenant limiting the freedom of Buyer, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person;

(f)            each Buyer Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement in excess of $500,000 and not cancelable without penalty;

(g)           each Buyer Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h)           each Buyer Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $500,000 or creating any material Encumbrances with respect to any assets of Buyer or any Buyer Subsidiary or any loans or debt obligations with officers or directors of Buyer;

(i)            each Buyer Contract relating to (i) any distribution agreement (identifying any that contain exclusivity provisions); (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Buyer (iii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Buyer or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Buyer or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Buyer or such Buyer Subsidiary; or (iv) any Contract currently in force to license any third party to manufacture or produce any Buyer product, service or technology or any Contract currently in force to sell, distribute or commercialize any Buyer products or service except agreements in the Ordinary Course of Business;

(j)            each Buyer Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Buyer in connection with the Contemplated Transactions; or

(k)           any other agreement, contract or commitment which is not terminable at will (with no penalty or payment) by Buyer (i) which involves payment or receipt by Buyer or its Subsidiaries under any such agreement, contract or commitment of $500,000 or more in the aggregate or obligations after the date of this Agreement in excess of $500,000 in the aggregate, or (ii) that is material to the business or operations of Buyer and its Subsidiaries. Buyer has delivered or made available to Lpath accurate and complete (except for applicable redactions thereto) copies of all Buyer Material Contracts, including all amendments thereto. There are no Buyer Material Contracts that are not in written form. Except as set forth on Part 2.9 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries has, nor to Buyer’s Knowledge, as of the date of this Agreement has any other party to a Buyer Material Contract, breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Buyer or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (k) above (any such agreement, contract or commitment, a “Buyer Material Contract”) in such manner as would permit any other party to cancel or terminate any such Buyer Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Buyer Material Adverse Effect. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from Buyer, any Buyer Subsidiary or the Surviving Corporation to any Person under any Buyer Contract.

2.10        Liabilities. As of the date hereof, neither Buyer nor any Buyer Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities identified as such in the Buyer Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Buyer or its Subsidiaries since the date of the Buyer Unaudited Interim Balance Sheet in the Ordinary Course of Business and which are not in excess of $500,000 in the aggregate; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Buyer or any Buyer Subsidiary under Buyer Contracts, including the reasonably expected performance of such Buyer Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities listed in Part 2.10 of the Buyer Disclosure Schedule.

2.11        Compliance; Permits; Restrictions.

(a)           Buyer and each Buyer Subsidiary are, and since January 1, 2014 have been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Buyer, threatened in writing against Buyer or any Buyer Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon Buyer or any Buyer Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Buyer or any Buyer Subsidiary, any acquisition of material property by Buyer or any Buyer Subsidiary or the conduct of business by Buyer or any Buyer Subsidiary as currently conducted, (ii) may have an adverse effect on Buyer’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)           Except for matters regarding the FDA and except as would not reasonably be expected to have a Buyer Material Adverse Effect, Buyer and the Buyer Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of Buyer (the “Buyer Permits”) as currently conducted. Part 2.11(b) of the Buyer Disclosure Schedule identifies each Buyer Permit. Each of Buyer and each Buyer Subsidiary is in material compliance with the terms of the Buyer Permits, except as would not reasonably be expected to have a Buyer Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Buyer, threatened in writing, which seeks to revoke, limit, suspend, or materially modify any Buyer Permit. The rights and benefits of each material Buyer Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Buyer and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c)           There are no proceedings pending or, to the Knowledge of Buyer, threatened in writing with respect to an alleged material violation by Buyer or any of its Subsidiaries of the Federal Food, Drug, and Cosmetic Act (“FDCA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substance Act or any other similar Legal Requirements promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug or medical device products (“Drug/Device Regulatory Agency”).

(d)           Buyer and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Drug/Device Regulatory Agency necessary for the conduct of the business of Buyer or such Subsidiary as currently conducted, and, as applicable, development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products (the “Buyer Products”) (collectively, the “Buyer Regulatory Permits”), except as would not reasonably be expected to have a Buyer Material Adverse Effect, and no such Buyer Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any materially adverse manner. Buyer and each Buyer Subsidiary is in compliance in all material respects with the Buyer Regulatory Permits and has not received any written notice or other written communication from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Buyer Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Buyer

Regulatory Permit. Except for the information and files identified in Part 2.11(d) of the Buyer Disclosure Schedule, Buyer has made available to Lpath all information requested by Lpath in Buyer’s or its Subsidiaries’ possession or control relating to the Buyer Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Buyer Product Candidates, including complete copies of the following (to the extent there are any): (x) adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug/Device Regulatory Agency; and meeting minutes with any Drug/Device Regulatory Agency; and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority.

(e)           All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Buyer or its Subsidiaries or in which Buyer or its Subsidiaries or their respective current products or product candidates, including the Buyer Product Candidates, have participated were, and if still pending are being, conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug/Device Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312.

(f)            Neither Buyer nor any of the Buyer Subsidiaries is the subject of any pending, or to the Knowledge of Buyer or the Buyer Subsidiaries, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Buyer or any of the Buyer Subsidiaries, neither Buyer nor any of the Buyer Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Buyer, any of its Subsidiaries or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of Buyer, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Buyer, any Buyer Subsidiary or any of their respective officers, employees or agents.

2.12        Tax Matters.

(a)           Buyer and each Buyer Subsidiary have timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements on or before the Closing Date. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Neither Buyer nor any Buyer Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Buyer or any Buyer Subsidiary does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b)           All material Taxes due and owing by Buyer or any Buyer Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Buyer and any Buyer Subsidiary have been reserved for on the Buyer Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Buyer Unaudited Interim Balance Sheet, neither Buyer nor any Buyer Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)           Buyer and each Buyer Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)           There are no material Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Buyer’s Unaudited Interim Balance Sheet) upon any of the assets of Buyer or any Buyer Subsidiary. No Governmental Authority has threatened in writing that it is in the process of imposing any lien or Encumbrance for Taxes on either the shares of any of Buyer or any Buyer Subsidiary or the assets of Buyer or any Buyer Subsidiary.

(e)           No material deficiencies for Taxes with respect to Buyer or any Buyer Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Buyer or any Buyer Subsidiary. No issues relating to Taxes of Buyer or any Buyer Subsidiary were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Buyer has delivered or made available to Lpath complete and accurate copies of all federal income Tax and all other material Tax Returns of Buyer and each Buyer Subsidiary for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Buyer and each Buyer Subsidiary, with respect to federal income Tax and all other material Taxes. Neither Buyer nor any Buyer Subsidiary has waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency or for filing any Tax Return, or consented to extend the period in which Tax may be assessed or collected by any Tax authority and no such request to waive or extend is outstanding, nor has any request been made in writing for any such extension or waiver.

(f)            All material elections with respect to Taxes affecting Buyer or any Buyer Subsidiary as of the date hereof are set forth on Part 2.12(f) of the Buyer Disclosure Schedule. Neither Buyer nor any Buyer Subsidiary (i) has consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of Buyer or any Buyer Subsidiary; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; (vi) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable provision of state, local or foreign law.

(g)           Neither Buyer nor any Buyer Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)           Neither Buyer nor any Buyer Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(i)            Neither Buyer nor any Buyer Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Buyer) for federal, state, local or foreign Tax purposes. Neither Buyer nor any Buyer Subsidiary has any Liability for the Taxes of any Person (other than Buyer and any Buyer Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(j)            Neither Buyer nor any Buyer Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k)           Neither Buyer nor any Buyer Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, or (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date.

(l)            Neither Buyer nor any Buyer Subsidiary is a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Buyer, other arrangement or contract which is treated as a partnership for Tax purposes.

(m)          Neither Buyer nor any Buyer Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(n)           Neither Buyer nor any Buyer Subsidiary has taken any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.13        Employee and Labor Matters; Benefit Plans.

(a)           The employment of each of the Buyer and Buyer Subsidiary employees is terminable by Buyer or the applicable Buyer Subsidiary at will (or otherwise in accordance with general principles of wrongful termination law). Buyer has made available to Lpath accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Buyer Associates to the extent currently effective and material.

(b)           Neither Buyer nor any Buyer Subsidiary is a party to or bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Buyer, seeking to represent any employees of Buyer or any Buyer Subsidiary.

(c)           Part 2.13(c) of the Buyer Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former employee or director of Buyer or any Buyer Subsidiary (or any trade or business (whether or not incorporated) which is a Buyer Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, Buyer, any Buyer Subsidiary or any Buyer Affiliate, or under which Buyer or any Buyer Subsidiary or any Buyer Affiliate has any current or may incur liability after the date hereof (each, a “Buyer Employee Plan”).

(d)           With respect to Buyer Options granted pursuant to the Equity Incentive Plan, (i) each Buyer Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Buyer Option was duly authorized no later than the date on which the grant of such Buyer Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of Buyer (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Buyer Option grant was made in accordance with the terms of the Equity Incentive Plan and all other applicable laws and regulatory rules or requirements and (iv) the per share exercise price of each Buyer Option was equal to the fair market value of a Buyer Common Share on the applicable Grant Date.

(e)           Each Buyer Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination with respect to such qualified status from the Internal Revenue Service.

(f)            Each Buyer Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including the Code and ERISA, except as would not reasonably be expected to have a Buyer Material Adverse Effect.

(g)           No Buyer Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Buyer nor any Buyer Subsidiary or Buyer Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Buyer Employee Plan is a Multiemployer Plan, and neither Buyer nor any Buyer Subsidiary or Buyer Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan.

(h)           Buyer and each of its Subsidiaries has complied, in all material respects, with all state and federal laws applicable to employees, including COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborn’s and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees. Neither Buyer nor any of its Subsidiaries has any unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(i)            Buyer and each of its Subsidiaries is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation and hours of work, and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of Buyer, threatened in writing against Buyer or any of its Subsidiaries relating to any employee, employment agreement or Buyer Employee Plan. There are no pending or, to the Knowledge of Buyer, threatened claims or actions against Buyer, any of its Subsidiaries, any Buyer trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. Neither Buyer nor any Subsidiary thereof is party to a conciliation agreement, consent decree or other agreement or order with any federal, state or local agency or governmental authority with respect to employment practices.

(j)            Part 2.13(j) of the Disclosure Schedule lists all liabilities of Buyer or any of its Subsidiaries to any employee that result from the termination by Buyer or any of its Subsidiaries of such employee’s employment or provision of services, a change of control of Buyer, or a combination thereof. Neither Buyer nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer or (c) any employee currently or formerly classified as exempt from overtime wages. Neither Buyer nor any Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Buyer or any of its Subsidiaries prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

2.14        Environmental Matters. Except as would not reasonably be expected to have a Buyer Material Adverse Effect, Buyer and each Buyer Subsidiary is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by Buyer of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither Buyer nor any Buyer Subsidiary has received since January 1, 2014 any written notice or other communication (in writing or otherwise), whether from a Governmental Body or employee, that alleges that Buyer or any Buyer Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of Buyer, there are no circumstances that may prevent or interfere with Buyer’s or any of its Subsidiaries’ compliance with any Environmental Law in the future. To the Knowledge of Buyer: (i) no current or prior owner of any property currently or then leased or controlled by Buyer or any of its Subsidiaries has received since January 1, 2014 any written notice or other communication relating to property owned or leased by Buyer or any of its Subsidiaries, whether from a Governmental Body or employee, that alleges that such current or prior owner or Buyer or any of its Subsidiaries is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither Buyer nor any of its Subsidiaries has any material liability under any Environmental Law that would reasonably be expected to have a Buyer Material Adverse Effect.

2.15        Insurance.

(a)           Buyer has delivered to Lpath accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Buyer and each Buyer Subsidiary. Each of such insurance policies is in full force and effect and Buyer and each Buyer Subsidiary are in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2014, neither Buyer nor any Buyer Subsidiary has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. To the Knowledge of Buyer, there is no pending workers’ compensation or other claim under or based upon any insurance policy of Buyer or any Buyer Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of Buyer and each Buyer Subsidiary is accurate and complete, except as would not reasonably be expected to have a Buyer Material Adverse Effect. Buyer and each Buyer Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Buyer or any Buyer Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or, to the Knowledge of Buyer, informed Buyer or any Buyer Subsidiary of its intent to do so.

(b)           Buyer has delivered to Lpath accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Buyer and each Buyer Subsidiary as of the date of this Agreement (the “Existing Buyer D&O Policies”). Part 2.15(b) of the Buyer Disclosure Schedule accurately sets forth the most recent annual premiums paid by Buyer and each Buyer Subsidiary with respect to the Existing Buyer D&O Policies.

2.16        Legal Proceedings; Orders.

(a)           Except as set forth in Part 2.16 of the Buyer Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of Buyer, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Buyer or any of its Subsidiaries, any Buyer Associate (in his or her capacity as such) or any of the material assets owned or used by Buyer or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To the actual knowledge of Buyer, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will give rise to or serve as the basis for the commencement of any meritorious Legal Proceeding.

(b)           There is no order, writ, injunction, judgment or decree to which Buyer or any Buyer Subsidiary, or any of the material assets owned or used by Buyer or any Buyer Subsidiary, is subject. To the Knowledge of Buyer, no officer or other Key Employee of Buyer or any Buyer Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Buyer or any Buyer Subsidiary or to any material assets owned or used by Buyer or any Buyer Subsidiary.

2.17        Authority; Binding Nature of Agreement.  Buyer and each Buyer Subsidiary have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of Buyer (at one or more meetings duly called and held) has: (a) determined that the Contemplated Transactions are advisable and fair to and in the best interests of Buyer and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Contemplated Transactions; and (c) recommended the adoption and approval of this Agreement by the holders of Buyer Capital Stock. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Lpath, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Buyer Stockholder Support Agreements, the Board of Directors of Buyer approved the Buyer Stockholder Support Agreements and the transactions contemplated thereby.

2.18        Vote Required. The affirmative vote of (i) a majority of the shares of the Buyer Preferred Stock and the Buyer Common Stock, voting together as a single class; and (ii) at least 65% of Buyer Preferred Stock voting together as a single class and not as a separate series, and on an as-converted basis, in each case, as outstanding on the record date for the Buyer

Stockholder Written Consent and entitled to vote thereon (the “Required Buyer Stockholder Vote”) is the only vote of the holders of any class or series of Buyer Capital Stock necessary to adopt or approve this Agreement and approve the Contemplated Transactions and the matters set forth in Section 5.2(a).

2.19        Non-Contravention; Consents. Subject to the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Buyer, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Buyer or (ii) any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of Buyer;

(b)           contravene, conflict with or result in a material violation of, or give any Governmental Body or, to the Knowledge of Buyer, other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Buyer or its Subsidiaries, or any of the assets owned or used by Buyer or its Subsidiaries, is subject;

(c)           contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Buyer or its Subsidiaries or that otherwise relates to the business of Buyer or its Subsidiaries or to any of the material assets owned or used by Buyer or its Subsidiaries;

(d)           to the Knowledge of Buyer, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Buyer Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Buyer Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Buyer Contract; (iii) accelerate the maturity or performance of any Buyer Contract; or (iv) cancel, terminate or modify any term of any Buyer Contract, except, in the case of any Buyer Material Contract, any non-material breach, default, penalty or modification and, in the case of all other Buyer Contracts, any breach, default, penalty or modification that would not result in a Buyer Material Adverse Effect;

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by Buyer or its Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Buyer); or

(f)            result in, or increase the likelihood of, the transfer of any material asset of Buyer or its Subsidiaries to any Person.

Except (i) for any Consent set forth on Part 2.19 of the Buyer Disclosure Schedule under any Buyer Contract, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Buyer nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

2.20        Bank Accounts.  Part 2.20 of the Buyer Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Buyer or any Buyer Subsidiary at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of August 31, 2016 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

2.21        No Financial Advisor. Except as set forth on Part 2.21 of the Buyer Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer or any of its Subsidiaries.

2.22        Disclosure. The information supplied by Buyer and each Buyer Subsidiary for inclusion in the Proxy Statement (including any Buyer Financials) will not, as of the date of the Proxy Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

2.23        No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, neither Buyer nor any other Person on behalf of Buyer makes any express or implied representation or warranty with respect to Buyer or with respect to any other information provided to Lpath or Merger Sub in connection with the transactions contemplated hereby.

2.24        Disclaimer of Other Representations and Warranties. Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) each of Lpath and Merger Sub is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of Buyer or its Representatives is relying on any representation or warranty of Lpath or Merger Sub except for those expressly set forth in this Agreement, and (b) no Person has been authorized by Lpath or Merger Sub to make any representation or warranty relating to Lpath or Merger Sub or their respective businesses, and if made, such representation or warranty must not be relied upon by Buyer as having been authorized by Lpath or Merger Sub.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF LPATH

Lpath and Merger Sub represent and warrant to Buyer as follows, except as disclosed in the Lpath SEC Documents filed or furnished prior to the date of this Agreement or as set forth in the written disclosure schedule delivered by Lpath to Buyer (the “Lpath Disclosure Schedule”). The Lpath Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 3. The disclosures in any section or subsection of the Lpath Disclosure Schedule shall qualify other sections and subsections in this Article 3 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Lpath Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in an Lpath Material Adverse Effect, or is outside the Ordinary Course of Business.

3.1          Subsidiaries; Due Organization; Etc.

(a)           Other than Merger Sub, Lpath has no Subsidiaries, except for the Entities identified in Part 3.1(a) of the Lpath Disclosure Schedule; and neither Lpath nor any of the other Entities identified in Part 3.1(a) of the Lpath Disclosure Schedule own any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Lpath Disclosure Schedule. Lpath has not agreed, nor is obligated to make nor bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Lpath has not been, at any time, a general partner of, or otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)           Each of Lpath and the Lpath Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)           Each of Lpath and the Lpath Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have an Lpath Material Adverse Effect.

3.2          Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. Lpath has delivered to Buyer accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto, for Lpath and each Lpath Subsidiary. Neither Lpath nor any Lpath Subsidiary has taken any action in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents nor is in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents.

3.3          Capitalization, Etc.

(a)           The authorized capital stock of Lpath consists of (i) 100,000,000 shares of Lpath Common Stock, par value $0.001 per share, of which 2,368,221 shares were issued and outstanding as of June 30, 2016 (the “Capitalization Date”), and (ii) 15,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding as of the Capitalization Date. Lpath does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Lpath Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Lpath Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Lpath Capital Stock is subject to any right of first refusal in favor of Lpath, other than early exercise rights and rights of repurchases in favor of Lpath with respect to such early exercise rights. Except as contemplated herein and except as identified on Part 3.3(a)(i) of the Lpath Disclosure Schedule, there is no Lpath Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Lpath Capital Stock. Lpath is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Lpath Capital Stock or other securities. Part 3.3(a)(ii) of the Lpath Disclosure Schedule accurately and completely describes all repurchase rights held by Lpath with respect to shares of Lpath Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(b)           Except for the Lpath Amended and Restated 2005 Equity Incentive Plan (the “2005 Plan”), or except as set forth on Part 3.3(b) of the Lpath Disclosure Schedule, Lpath does not have any stock option plan or any other plan, program, agreement or arrangement other than individual offer letters or employment agreements providing for any equity or equity-based compensation for any Person. Lpath has reserved 300,000 shares of Lpath Common Stock for issuance under the 2005 Plan. Of such reserved shares of Lpath Common Stock, 157,839 shares of Lpath Common Stock may be issued upon the exercise of outstanding stock options and the vesting of outstanding restricted stock units as of the Capitalization Date, and 76,948 shares remain available for future issuance pursuant to the 2005 Plan. Part 3.3(b) of the Lpath Disclosure Schedule sets forth the following information with respect to each Lpath Option outstanding as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of Lpath Common Stock subject to such Lpath Option at the time of grant; (C) the number of shares of Lpath Common Stock subject to such Lpath Option as of the date of this Agreement; (D) the exercise price of such Lpath Option; (E) the date on which such Lpath Option was granted; (F) the applicable vesting schedule, including the number of vested and unvested shares; (G) the date on which such Lpath Option expires; and (H) whether such Lpath Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Lpath has made available to Buyer an accurate and complete copy of the 2005 Plan and the forms of all stock option agreements approved for use thereunder. No vesting of Lpath Options will accelerate in connection with the closing of the Contemplated Transactions.

(c)           Except for the outstanding Lpath Options as set forth in Section 3.3(b), for the warrants identified in Lpath’s most recent Quarterly Report on Form 10-Q filed with the SEC as of the date hereof (the “Lpath Warrants”) or as set forth on Part 3.3(c) of the Lpath Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Lpath or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Lpath or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Lpath or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Lpath or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participating or other similar rights with respect to Lpath or any of its Subsidiaries.

(d)           All outstanding shares of Lpath Capital Stock as well as options, warrants and other securities of Lpath have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. Except as identified on Part 3.3(c) of the Lpath Disclosure Schedule, there are no Warrants to purchase capital stock of Lpath outstanding on the date of this Agreement.

3.4          SEC Filings; Financial Statements.

(a)           Lpath has made available to Buyer accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Lpath with the SEC since January 1, 2015 (the “Lpath SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Except as set forth on Part 3.4(a) of the Lpath Disclosure Schedule, all material statements, reports, schedules, forms and other documents required to have been filed by Lpath or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Lpath SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to Lpath’s Knowledge, as of the time they were filed, none of the Lpath SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Lpath SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this Article 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)           The financial statements (including any related notes) contained or incorporated by reference in the Lpath SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Lpath as of the respective dates thereof and the results of operations and cash flows of Lpath for the periods covered thereby. Other than as expressly disclosed in the Lpath SEC Documents filed prior to the date hereof, there has been no material change in Lpath’s accounting methods or principles that would be required to be disclosed in Lpath’s financial statements in accordance with GAAP. The books of account and other financial records of Lpath and each of its Subsidiaries are true and complete in all material respects.

(c)           Lpath’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the knowledge of Lpath, “independent” with respect to Lpath within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of Lpath, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)           Except as set forth in Part 3.4(d) of the Lpath Disclosure Schedule, from January 1, 2014, through the date hereof, Lpath has not received any comment letter from the SEC or the staff thereof or any correspondence from NASDAQ or the staff thereof relating to the delisting or maintenance of listing of the Lpath Common Stock on the NASDAQ Capital Market. Lpath has not disclosed any unresolved comments in its SEC Documents.

(e)           Since January 1, 2014, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Lpath, Lpath’s Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)            Lpath is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the NASDAQ Capital Market.

(g)           Lpath maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Lpath maintains records that in reasonable detail accurately and fairly reflect Lpath’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and Lpath’s Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Lpath’s assets that could have a material effect on Lpath’s financial statements. Lpath has evaluated the effectiveness of Lpath’s internal control over financial reporting and, to the extent required by applicable law, presented in any applicable Lpath SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Lpath has disclosed to Lpath’s auditors and the Audit Committee of Lpath’s Board of Directors (and made available to Buyer a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Lpath’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Lpath’s internal control over financial reporting. Except as disclosed in the Lpath SEC Documents filed prior to the date hereof, Lpath has not identified any material weaknesses in the design or operation of Lpath’s internal control over financial reporting. Since December 31, 2015, there have been no material changes in Lpath’s internal control over financial reporting.

(h)           Lpath’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Lpath in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Lpath’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(i)            Except as set forth in the Lpath SEC Documents filed prior to the date of this Agreement, since the date of Lpath’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Lpath pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 3.4(i) of the Lpath Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Lpath as of the date of this Agreement.

3.5          Absence of Changes. Except as set forth on Part 3.5 of the Lpath Disclosure Schedule, between March 31, 2016 and the date of this Agreement and except as otherwise expressly contemplated by this Agreement:

(a)           there has not been any Lpath Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have an Lpath Material Adverse Effect;

(b)           there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets or business of Lpath (whether or not covered by insurance);

(c)           Lpath has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased,

redeemed or otherwise reacquired any shares of capital stock or other securities, except for the repurchase or reacquisition of shares pursuant to Buyer’s rights arising upon an individual’s termination as an employee, director or consultant;

(d)           other than pursuant to Lpath’s at-the-market facility, Lpath has not sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Lpath Common Stock issued upon the valid exercise of outstanding Lpath Options, Lpath Warrants or the vesting of restricted stock units); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Lpath Options identified in Part 3.3(b) of the Lpath Disclosure Schedule and the Lpath Warrants identified in Part 3.3(c)); or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except for Lpath Options identified in Part 3.3(b) of the Lpath Disclosure Schedule and the Lpath Warrants identified in Part 3.3(c));

(e)           there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of Lpath or any Lpath Subsidiary, and neither Lpath nor any Lpath Subsidiary has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f)            Lpath has not amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) the 2005 Plan; (ii) any Lpath Option or any Contract evidencing or relating to any Lpath Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(g)           Neither Lpath nor any Lpath Subsidiary has formed any Subsidiary (other than Merger Sub) or acquired any equity interest or other interest in any other Entity;

(h)           Neither Lpath nor any Lpath Subsidiary has: (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made any capital expenditure or commitment in excess $50,000;

(i)            Neither Lpath nor any Lpath Subsidiary has changed any of its accounting methods, principles or practices in a material way;

(j)            Neither Lpath nor any Lpath Subsidiary has made, changed or revoked any material Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes, changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, entered into any closing agreement with respect to any Tax, settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(k)           Neither Lpath nor any Lpath Subsidiary has commenced or settled any Legal Proceeding;

(l)            Neither Lpath nor any Lpath Subsidiary has entered into any material transaction outside the Ordinary Course of Business;

(m)          Neither Lpath nor any Lpath Subsidiary has acquired any material asset nor sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except for Encumbrances of immaterial assets in the Ordinary Course of Business consistent with past practices;

(n)           there has been no entry into, amendment or termination of any Lpath Material Contract;

(o)           there has been no (i) material change in pricing or royalties or other payments set or charged by Lpath or any Lpath Subsidiary to its customers or licensees, (ii) agreement by Lpath or any Lpath Subsidiary to change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Lpath or any Lpath Subsidiary, or (iii)  material change in pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Lpath or any Lpath Subsidiary; and

(p)           Neither Lpath nor any Lpath Subsidiary has negotiated, agreed or committed to take any of the actions referred to in clauses”(c)” through “(o)” above (other than negotiations between the Parties to enter into this Agreement).

3.6          Intellectual Property.

(a)           Lpath, directly or through an Lpath Subsidiary, owns, or has the right to use and has the right to bring actions for the infringement of, all Intellectual Property listed on Part 3.6(a) of the Lpath Disclosure Schedule (“Lpath IP Rights”), except for any failure to own or have the right to use, or have the right to bring actions that would not reasonably be expected to have an Lpath Material Adverse Effect. The Lpath IP Rights are not subject to any Encumbrance.

(b)           Part 3.6(b) of the Lpath Disclosure Schedule is an accurate, true and complete listing of all Lpath Registered IP.

(c)           Lpath has delivered, or made available to Buyer, a complete and accurate copy of all Lpath IP Rights Agreements. Neither Lpath nor any Lpath Subsidiary is a party to any Contract (A) pursuant to which the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will constitute a breach, or (B) as a result of such execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will cause the forfeiture or termination of or Encumbrance upon, or the grant of any license or other right to, or give rise to a right of forfeiture or termination of or Encumbrance upon, any Lpath IP Rights or impair the right of Lpath and its Subsidiaries to use, sell or license any Lpath IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination, Encumbrance, grant or impairment that would not individually or in the aggregate, reasonably be expected to result in an Lpath Material Adverse Effect. With respect to each of the Lpath IP Rights Agreements: (i) each such agreement is valid and binding on Lpath or its Subsidiaries, as applicable, and in full force and effect subject to: (x) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (y) rules of law governing specific performance, injunctive relief and other equitable remedies; (ii) to the Knowledge of Lpath, Lpath has not received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) neither Lpath nor its Subsidiaries, and to the Knowledge of Lpath, no other party to such agreement is in breach or default thereof in any material respect.

(d)           The manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold by Lpath or any of its Subsidiaries (i) does not violate any license or agreement between Lpath or its Subsidiaries and any third party, and, to the Knowledge of Lpath and its Subsidiaries, (ii) does not infringe or misappropriate any Intellectual Property right of any other party in existence as of the date hereof, which infringement or misappropriation would reasonably be expected to have an Lpath Material Adverse Effect. Lpath has disclosed in correspondence to Buyer the third-party patents and patent applications found during all freedom to operate searches that were conducted by Lpath or its Subsidiaries related to any product or technology currently under development by Lpath or its Subsidiaries. To the Knowledge of Lpath, no third party is infringing upon, or violating any license or agreement with Lpath or its Subsidiaries or relating to, any Lpath IP Rights.

(e)           There is no current or pending challenge, claim or Legal Proceeding (including to the Knowledge of Lpath, any opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Lpath IP Rights, nor has Lpath nor any of its Subsidiaries received any written notice asserting that any Lpath IP Rights or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(f)            To the Knowledge of Lpath, (i) no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Lpath or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person and (ii) none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Lpath or any of its Subsidiaries has or purports to have an ownership interest has been impaired.

(g)           Except as may be set forth in the Contracts listed on Part 3.6(g) of the Lpath Disclosure Schedule (i) neither Lpath nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, other than product related indemnification provisions provided to customers in the Ordinary Course of Business, and (ii) neither Lpath nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement. Except as set forth on Part 3.6(g) of the Lpath Disclosure Schedule, to the Knowledge of Lpath, no Lpath IP Right is being infringed by any other Person. Except as set forth on Part 3.6(g) of the Lpath Disclosure Schedule, to the Knowledge of Lpath, since January 1, 2014, Lpath has not received any written notice from a third person claiming that the continuing conduct by Lpath in its Ordinary Course of Business will result in the infringement of any Intellectual Property owned by any third person, except for such instances where any such claim has been final settled or finally decided by a court of competent jurisdiction.

3.7          Agreements, Contracts and Commitments. Part 3.7 of the Lpath Disclosure Schedule identifies:

(a)           each Lpath Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements, other than Lpath Contracts on Lpath’s standard form offer letter entered into in the Ordinary Course of Business;

(b)           each Lpath Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable by Lpath or its Subsidiaries on ninety (90) days’ notice without liability, except to the extent general principles of wrongful termination law may limit Lpath’s, Lpath’s Subsidiaries’ or such successor’s ability to terminate employees at will;

(c)           each Lpath Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment) or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(d)           each Lpath Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between Lpath and any of its officers or directors;

(e)           each Lpath Contract relating to any agreement, contract or commitment containing any covenant limiting the freedom of Lpath or its Subsidiaries to engage in any line of business or compete with any Person;

(f)            each Lpath Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement in excess of $50,000 and not cancelable without penalty;

(g)           each Lpath Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h)           each Lpath Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any Encumbrances with respect to any assets of Lpath or any Lpath Subsidiary or any loans or debt obligations with officers or directors of Lpath;

(i)            each Lpath Contract relating to (i) any distribution agreement (identifying any that contain exclusivity provisions); (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Lpath; (iii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Lpath or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Lpath or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Lpath or such Lpath Subsidiary; or (iv) any Contract currently in force to license any third party to manufacture or produce any Lpath product, service or technology or any Contract currently in force to sell, distribute or commercialize any Lpath products or service, except agreements in the Ordinary Course of Business;

(j)            each Lpath Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Lpath in connection with the Contemplated Transactions; or

(k)           any other agreement, contract or commitment which is not terminable at will (with no penalty or payment) by Lpath and (i) which involves payment or receipt by Lpath or its Subsidiaries under any such agreement, contract or commitment of $100,000 or more in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (ii) that is material to the business or operations of Lpath and its Subsidiaries. Lpath has delivered or made available to Buyer accurate and complete (except for applicable redactions thereto) copies of all Lpath Material Contracts, including all amendments thereto. There are no Lpath Material Contracts that are not in written form. Except as set forth on Part 3.7 of the Lpath Disclosure Schedule, neither Lpath nor any of its Subsidiaries nor, to Lpath’s Knowledge, as of the date of this Agreement, has any other party to an Lpath Material Contract breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Lpath or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (j) above (any such agreement, contract or commitment, an “Lpath Material Contract”) in such manner as would permit any other party to seek damages which would reasonably be expected to have an Lpath Material Adverse Effect. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from Lpath or any Lpath Subsidiary to any Person under any Lpath Contract.

3.8          Liabilities. As of the date hereof, neither Lpath nor any Lpath Subsidiary has any Liability except for: (a) Liabilities identified as such in the Lpath Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Lpath or its Subsidiaries since the date of the Lpath Unaudited Interim Balance Sheet in the Ordinary Course of Business and which are not in excess of $50,000 in the aggregate; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Lpath or any Lpath Subsidiary under Lpath Contracts, including the reasonably expected performance of such Lpath Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities described in Part 3.8 of the Lpath Disclosure Schedule.

3.9          Compliance; Permits; Restrictions.

(a)           Lpath and each Lpath Subsidiary are, and since January 1, 2014 have been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Lpath, threatened in writing against Lpath or any Lpath Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon Lpath or any Lpath Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Lpath or any Lpath Subsidiary, any acquisition of material property by Lpath or any Lpath Subsidiary or the conduct of business by Lpath or any Lpath Subsidiary as currently conducted and planned to be conducted, (ii) may have an adverse effect on Lpath’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)           Except for matters regarding the FDA and except as would not reasonably be expected to have an Lpath Material Adverse Effect, Lpath and the Lpath Subsidiaries hold all Governmental Authorizations which are material to the operation of the business of Lpath (collectively, the “Lpath Permits”) as currently conducted. Part 3.9(b) of the Lpath Disclosure Schedule identifies each Lpath Permit. Each of Lpath and each Lpath Subsidiary is in material compliance with the terms of the Lpath Permits, except as would not reasonably be expected to have an Lpath Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Lpath, threatened in writing, which seeks to revoke, limit, suspend, or materially modify any Lpath Permit. The rights and benefits of each material Lpath Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Lpath as of the date of this Agreement and immediately prior to the Effective Time.

(c)           There are no proceedings pending or, to the Knowledge of Lpath, threatened in writing with respect to an alleged material violation by Lpath or any of its Subsidiaries of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other similar Legal Requirements promulgated by the FDA or a Drug/Device Regulatory Agency.

(d)           Lpath and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Drug/Device Regulatory Agency necessary for the conduct of the business of Lpath or such Subsidiary as currently conducted, and, as applicable, development, clinical testing and manufacturing as currently conducted of any of its product candidates (the “Lpath Product Candidates”) (collectively, the “Lpath Regulatory Permits”), except as would not reasonably be expected to have an Lpath Material Adverse Effect, and no such Lpath Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any materially adverse manner. Lpath and each Lpath Subsidiary is in compliance in all material respects with the Lpath Regulatory Permits and have not received any written notice or other written communication from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Lpath Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Lpath Regulatory Permit. Except for the information and files identified in Part 3.9(d) of the Lpath Disclosure Schedule, Lpath has made available to Buyer all information requested by Buyer in Lpath’s or its Subsidiaries’ possession or control relating to the Lpath Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Lpath Product Candidates, including complete copies of the following (to the extent there are any): (x) adverse event reports; clinical study reports and material study data; and inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug/Device Regulatory Agency; and meeting minutes with any Drug/Device Regulatory Agency; and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority.

(e)           All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Lpath or its Subsidiaries or in which Lpath or its Subsidiaries or their respective current products or product candidates, including the Lpath Product Candidates, have participated were, and if still pending are being, conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug/Device Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312.

(f)            Lpath is not the subject of any pending, or to the Knowledge of Lpath, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Lpath, Lpath has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Lpath or any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of Lpath, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Lpath or any of its officers, employees or agents.

3.10        Tax Matters.

(a)           Lpath and each Lpath Subsidiary have timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements on or before the Closing Date. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Neither Lpath nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Lpath or any Lpath Subsidiary does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b)           All material Taxes due and owing by Lpath or any Lpath Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Lpath and any Lpath Subsidiary have been reserved for on the Lpath Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Lpath Unaudited Interim Balance Sheet, neither Lpath nor any Lpath Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)           Lpath and each Lpath Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)           There are no material Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Lpath’s Unaudited Interim Balance Sheet) upon any of the assets of Lpath or any Lpath Subsidiary. No Governmental Authority has threatened in writing that it is in the process of imposing any lien or Encumbrance for Taxes on either the stock of Lpath or any Lpath Subsidiary or the assets of Lpath or any Lpath Subsidiary.

(e)           No material deficiencies for Taxes with respect to Lpath have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Lpath or any Lpath Subsidiary. No issues relating to Taxes of Lpath or any Lpath Subsidiary were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Lpath has delivered or made available to Buyer complete and accurate copies of all federal income Tax and all other material Tax Returns of Lpath and each Lpath Subsidiary for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Lpath and each Lpath Subsidiary with respect to federal income Tax and all other material Taxes. Neither Lpath nor any Lpath Subsidiary has waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency or for filing any Tax Return, or consented to extend the period in which Tax may be assessed or collected by any Tax authority and no such request to waive or extend is outstanding, nor has any request been made in writing for any such extension or waiver.

(f)            All material elections with respect to Taxes affecting Lpath or any Lpath Subsidiary as of the date hereof are set forth on Part 3.10(f) of the Lpath Disclosure Schedule. Neither Lpath nor any Lpath Subsidiary (i) has consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of Lpath or any Lpath Subsidiary; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; (vi) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or

1362 of the Code; or (vii) has made any of the foregoing elections or is not required to apply any of the foregoing rules under any comparable provision of state, local or foreign law.

(g)           Neither Lpath nor any Lpath Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)           Neither Lpath nor any Lpath Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(i)            Neither Lpath nor any Lpath Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Lpath) for federal, state, local or foreign Tax purposes. Neither Lpath nor any Lpath Subsidiary has any Liability for the Taxes of any Person (other than Lpath and any Lpath Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract or otherwise.

(j)            Neither Lpath nor any Lpath Subsidiary has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k)           Neither Lpath nor any Lpath Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, or (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date.

(l)            Neither Lpath nor any Lpath Subsidiary is a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Lpath, other arrangement or contract which is treated as a partnership for Tax purposes.

(m)          Neither Lpath nor any Lpath Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(n)           Lpath has taken any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.11        Employee and Labor Matters; Benefit Plans.

(a)           The employment of Lpath’s employees is terminable by Lpath at will (or otherwise in accordance with general principles of wrongful termination law). Lpath has made available to Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Lpath Associates to the extent currently effective and material.

(b)           Lpath is not a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Lpath, seeking to represent any employees of Lpath.

(c)           Part 3.11(c) of the Lpath Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former employee or director of Lpath (or any trade or business (whether or not incorporated) which is an Lpath Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, Lpath, or any Lpath Affiliate, or under which Lpath or any Lpath Affiliate has incurred or may incur any liability (each, an “Lpath Employee Plan”).

(d)           Each Lpath Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination with respect to such qualified status from the Internal Revenue Service.

(e)           Each Lpath Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including the Code and ERISA, except as would not reasonably be expected to have an Lpath Material Adverse Effect.

(f)            No Lpath Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Lpath nor any Lpath Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Lpath Employee Plan is a Multiemployer Plan, and neither Lpath nor any Lpath Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Lpath Employee Plan is a Multiple Employer Plan.

(g)           With respect to Lpath Options granted pursuant to the 2005 Plan, (i) each Lpath Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of an Lpath Option was duly authorized no later than the Grant Date by all necessary corporate action, including, as applicable, approval by the board of directors of Lpath (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Lpath Option grant was made in accordance with the terms of the 2005 Plan, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the

Nasdaq Capital Market and any other exchange on which Lpath securities are traded and (iv) the per share exercise price of each Lpath Option was equal to the fair market value of a share of Lpath Common Stock on the applicable Grant Date.

(h)           Lpath has complied in all material respects with all state and federal laws applicable to employees, including but not limited to COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborn’s and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees. Lpath has no unsatisfied obligations to any of its employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(i)            Lpath is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of Lpath, threatened against Lpath relating to any employee, employment agreement or Lpath Employee Plan. There are no pending or, to the Knowledge of Lpath, threatened claims or actions against Lpath or any Lpath trustee under any worker’s compensation policy or long-term disability policy. Lpath is not party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices.

(j)            Part 3.11(j) of the Lpath Disclosure Schedule lists all liabilities of Lpath to any of its employees that result from the termination by Lpath of such employee’s employment or provision of services, a change of control of Lpath, or a combination thereof. Lpath has no material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages. Lpath has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Lpath prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

3.12        Environmental Matters. Except as would not reasonably be expected to have an Lpath Material Adverse Effect, Lpath and each Lpath Subsidiary is in compliance with all applicable Environmental Laws, which compliance includes the possession by Lpath of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither Lpath nor any Lpath Subsidiary has received since January 1, 2014 any written notice or other communication (in writing or otherwise), whether from a Governmental Body or employee, that alleges that Lpath or any Lpath Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of Lpath, there are no circumstances that may prevent or interfere with Lpath’s compliance with any Environmental Law in the future. To the Knowledge of Lpath: (i) no current or prior owner of any property currently or then leased or controlled by Lpath or any of its Subsidiaries has received since January 1, 2014 any written notice or other communication relating to property owned or leased by Lpath or any of its Subsidiaries, whether from a Governmental Body or employee, that alleges that such current or prior owner or Lpath or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Lpath nor any of its Subsidiaries has any material liability under any Environmental Law that would reasonably be expected to have an Lpath Material Adverse Effect.

3.13        Insurance.

(a)           Lpath has delivered to Buyer accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Lpath and each Lpath Subsidiary. Each of such insurance policies is in full force and effect and Lpath and each Lpath Subsidiary is in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2014, neither Lpath nor any Lpath subsidiary has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. To the Knowledge of Lpath, there is no pending workers’ compensation or other claim under or based upon any insurance policy of Lpath or any Lpath Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of Lpath and each Lpath Subsidiary is accurate and complete, except as would not reasonably be expected to have an Lpath Material Adverse Effect. Lpath and each Lpath Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Lpath or any Lpath Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or, to the Knowledge of Buyer, informed Lpath or any Lpath Subsidiary of its intent to do so.

(b)           Lpath has delivered to Buyer accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Lpath and each Lpath Subsidiary as of the date of this Agreement (the “Existing Lpath D&O Policies”). Part 3.13(b) of the Lpath Disclosure Schedule accurately sets forth the most recent annual premiums paid by Lpath and each Lpath Subsidiary with respect to the Existing Lpath D&O Policies.

3.14        Legal Proceedings; Orders.

(a)           Except as set forth in Part 3.14 of the Lpath Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of Lpath, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Lpath, any of its Subsidiaries, any Lpath Associate (in his or her capacity as such) or any of the material assets owned or used by Lpath or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To the Knowledge of Lpath, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)           There is no order, writ, injunction, judgment or decree to which Lpath or any Lpath Subsidiary, or any of the assets owned or used by Lpath or any Lpath Subsidiary is subject. To the Knowledge of Lpath, no officer or other Key Employee of Lpath is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Lpath or any Lpath Subsidiary or to any material assets owned or used by Lpath or any Lpath Subsidiary.

3.15        Authority; Binding Nature of Agreement.  Each of Lpath and Merger Sub and each Lpath Subsidiary have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of Lpath and Merger Sub (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are advisable and fair to and in the best interests of such Party and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Contemplated Transactions; and (c) recommended the adoption and approval of this Agreement by the holders of Lpath Common Stock and directed that this Agreement and the issuance of shares of Lpath Common Stock in the Contemplated Transactions be submitted for consideration by Lpath’s stockholders at the Lpath Stockholders’ Meeting. This Agreement has been duly executed and delivered by Lpath and Merger Sub and, assuming the due authorization, execution and delivery by Buyer, constitutes the legal, valid and binding obligation of Lpath and Merger Sub (as applicable), enforceable against Lpath or Merger Sub (as applicable) in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Lpath Stockholder Support Agreements, the Board of Directors of Lpath approved the Lpath Stockholder Support Agreements and the transactions contemplated thereby.

3.16        Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Lpath Common Stock is the only vote of the holders of any class or series of Lpath’s capital stock necessary to approve the Contemplated Transactions, the issuance of Lpath Common Stock and the Reverse Split (the “Required Lpath Stockholder Vote”).

3.17        Non-Contravention; Consents. Subject to obtaining the Required Lpath Stockholder Vote for the applicable Contemplated Transactions and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this

Agreement by Lpath or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Lpath or Merger Sub, or (ii) any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of Lpath or Merger Sub;

(b)           contravene, conflict with or result in a violation of, or give any Governmental Body or, to the Knowledge of Lpath, other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Lpath or any of the assets owned or used by Lpath is subject;

(c)           contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Lpath or that otherwise relates to the business of Lpath or to any of the material assets owned or used by Lpath;

(d)           to the Knowledge of Lpath, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Lpath Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Lpath Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Lpath Contract; (iii) accelerate the maturity or performance of any Lpath Contract; or (iv) cancel, terminate or modify any term of any Lpath Contract; except, in the case of any Lpath Material Contract, any non-material breach, default, penalty or modification and in the case of all other Lpath Contracts, any breach, default, penalty or modification that would not result in an Lpath Material Adverse Effect;

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Lpath (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the material assets subject thereto or materially impair the operations of Lpath); or

(f)            result in, or increase the likelihood of, the transfer of any material asset of Lpath to any Person.

Except (i) for any Consent set forth on Part 3.17 of the Lpath Disclosure Schedule under any Lpath Contract, (ii) the approval of the Contemplated Transactions and the issuance of shares of Lpath Common Stock, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the filing of an amendment to Lpath’s certificate of incorporation to effect the Reverse Split and the Corporate Name Change, and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, Lpath was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions.

3.18        Bank Accounts. Part 3.18(a) of the Lpath Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Lpath at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of August 31, 2016 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

3.19        No Financial Advisor. Except as set forth on Part 3.19 of the Lpath Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Lpath or any of its Subsidiaries.

3.20        Title to Assets. Each of Lpath and the Lpath Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All such assets are owned by Lpath or an Lpath Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Lpath Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Lpath or any Lpath Subsidiary; and (iii) liens listed in Part 3.20 of the Lpath Disclosure Schedule.

3.21        Real Property; Leasehold. Neither Lpath nor any Lpath Subsidiary owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.21 of the Lpath Disclosure Schedule, which are in full force and effect and with no existing default thereunder.

3.22        Valid Issuance. The Lpath Common Stock to be issued in the Contemplated Transactions will, when issued in accordance with the provisions of this Agreement be validly issued, fully paid and nonassessable.

3.23        Disclosure. The information supplied by Lpath and each Lpath Subsidiary for inclusion in the Proxy Statement (including any Buyer Financials) will not, as of the date of the Proxy Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

3.24        No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither Lpath nor any other Person on behalf of Lpath makes any express or implied representation or warranty with respect to Lpath or any of its Subsidiaries or with respect to any other information provided to Buyer in connection with the transactions contemplated hereby.

3.25        Disclaimer of Other Representations and Warranties. Each of Lpath and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) Buyer is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of Lpath, Merger Sub or their respective Representatives is relying on any representation or warranty of Buyer except for those expressly set forth in this Agreement, (b) no Person has been authorized by Buyer to make any representation or warranty relating to Buyer or its business, and if made, such representation or warranty must not be relied upon by Lpath or Merger Sub as having been authorized by Buyer, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Lpath, Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement.

ARTICLE 4

CERTAIN COVENANTS OF THE PARTIES

4.1          Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending on the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

(i)            the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within twenty (20) days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii)           any written materials or communications sent by or on behalf of a Party to its stockholders;

(iii)         any material notice, document or other communication sent by or on behalf of a Party to any party to any Lpath Material Contract or Buyer Material Contract, as applicable, or sent to a Party by any party to any Lpath Material Contract or Buyer Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Lpath Material Contract or Buyer Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business and consistent with past practices);

(iv)          any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Contemplated Transactions;

(v)           any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vi)          any material notice, report or other document received by a Party from any Governmental Body.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such Party requires such Party to restrict or prohibit access to any of such Party’s properties or information.

4.2          Operation of Lpath’s Business.

(a)           Except as set forth on Part 4.2(a) of the Lpath Disclosure Schedule, during the Pre-Closing Period: (i) each of Lpath and its Subsidiaries shall conduct its business and operations: (A) in the Ordinary Course of Business and in accordance with past practices; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Lpath Material Contracts; (ii) continue to make regularly scheduled payments on its existing debt when due and payable (and not make any prepayments), if any; (iii) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable; and (iv) promptly notify Buyer of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Lpath or any of its Subsidiaries that is commenced, or, to the Knowledge of Lpath, threatened against, Lpath or any of its Subsidiaries after the date of this Agreement; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement, including the Lpath Disclosure Schedule.

(b)           During the Pre-Closing Period, Lpath shall promptly notify Buyer in writing, by delivery of an updated Lpath Disclosure Schedule, of: (i) the discovery by Lpath of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Lpath in this Agreement in a manner that causes the conditions set forth in Section 8.1 not to be satisfied; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Lpath in this Agreement in a manner that causes the conditions set forth in Section 8.1 not to be satisfied if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Lpath; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, Lpath shall promptly advise Buyer in writing of any Legal Proceeding or material, written claim threatened, commenced or asserted against or with respect to, or otherwise affecting, Lpath or its Subsidiaries or, to the Knowledge of Lpath, any director, officer or Key Employee of Lpath. No notification given to Buyer pursuant to this Section 8.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Lpath or any of its Subsidiaries contained in this Agreement or the Lpath Disclosure Schedule for purposes of Section 8.1.

4.3          Operation of Buyer’s Business.

(a)           Except as set forth on Part 4.3(a) of the Buyer Disclosure Schedule, during the Pre-Closing Period: (i) each of Buyer and its Subsidiaries shall conduct its business and operations: (A) in the Ordinary Course of Business and in accordance with past practices; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Buyer Material Contracts; and (ii) each of Buyer and its Subsidiaries shall use reasonable efforts to keep available the services of its current Key Employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with Buyer or its Subsidiaries; (iii) continue to make regularly scheduled payments on its existing debt when due and payable (and not make any prepayments), if any; (iv) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable; and (v) promptly notify Lpath of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Buyer or any of its Subsidiaries that is commenced, or, to the Knowledge of Buyer, threatened against, Buyer or any of its Subsidiaries after the date of this Agreement; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement, including the Buyer Disclosure Schedule.

(b)           During the Pre-Closing Period, Buyer shall promptly notify Lpath in writing, by delivery of an updated Buyer Disclosure Schedule, of: (i) the discovery by Buyer of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Buyer in this Agreement in a manner that causes the conditions set forth in Section 7.1 not to be satisfied; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Buyer in this Agreement in a manner that causes the conditions set forth in Section 7.1 not to be satisfied if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Buyer; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, Buyer shall promptly advise Lpath in writing of any Legal Proceeding or material, written claim threatened in writing, commenced or asserted against or with respect to, or otherwise affecting, Buyer or any of its Subsidiaries or, to the Knowledge of Buyer, any director, officer or Key Employee of Buyer or any of its Subsidiaries. No notification given to Lpath pursuant to this Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Buyer contained in this Agreement or the Buyer Disclosure Schedule for purposes of Section 7.1.

4.4          Negative Obligations.

(a)           Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.4(a) of the Lpath Disclosure Schedule, or (iii) with the prior written consent of Buyer, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time, Lpath shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)            declare, accrue, set aside or pay any dividend or made any other distribution in respect of any shares of its capital stock; or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Lpath Common Stock from terminated employees of Lpath);

(ii)           amend the certificate of incorporation, bylaws or other charter or organizational documents of Lpath, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

(iii)         other than pursuant to Lpath’s at-the-market facility, sell, issue or grant, or authorize the issuance of, or make any commitments to do any of the foregoing, other than as contemplated by the Contemplated Transactions: (i) any capital stock or other security (except for shares of Lpath Common Stock issued upon the valid exercise of Lpath Options or Lpath Warrants outstanding as of the date of this Agreement); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iv)          form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v)           lend money to any Person; other than in the Ordinary Course of Business, incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment;

(vi)          adopt, establish or enter into any Lpath Employee Plan; cause or permit any Lpath Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld, conditioned or delayed) by Buyer; other than in the Ordinary Course of Business, pay any bonus or made any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees; or increase the severance or change of control benefits offered to any current or new service providers, provided that Lpath may pay those bonus payments owed under existing Lpath Employee Plans schedule on Part 3.11(j) of the Lpath Disclosure Schedule to its current or former employees in connection with the Contemplated Transactions;

(vii)        enter into any material transaction outside the Ordinary Course of Business;

(viii)       acquire any material asset nor sell, lease other otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix)          make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x)           enter into, amend or terminate any Lpath Material Contract;

(xi)          materially change pricing or royalties or other payments set or charged by Lpath or any Lpath Subsidiary to its customers or licensees; agree to materially increase pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Lpath; or materially increase pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Lpath; or

(xii)        agree, resolve or commit to do any of the foregoing.

(b)           Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth on Part 4.4(b) of the Buyer Disclosure Schedule, or (iii) with the prior written consent of Lpath (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Effective Time, Buyer shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)            declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock (other than for shares of Buyer Capital Stock issuable as a dividend that have accrued pursuant to Buyer’s certificate of incorporation); or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Buyer Common Stock from terminated employees of Buyer);

(ii)           amend the certificate of incorporation, bylaws or other charter or organizational documents of Buyer, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, except as related to the Contemplated Transactions and Concurrent Financing;

(iii)         sell, issue or grant, or authorize the issuance of, or make any commitments to do any of the foregoing, other than as contemplated by the Contemplated Transactions and Concurrent Financing: (i) any capital stock or other security (except for shares of Buyer Common Stock issued upon the valid exercise of Buyer Options or Buyer Warrants outstanding as of the date of this Agreement); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iv)          form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v)           other than in the Ordinary course of Business, (i) lend money to any Person; (ii) incur or guarantee any indebtedness for borrowed money; (iii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iii) guarantee any debt securities of others; or (iv) make any capital expenditure or commitment in excess of $200,000;

(vi)          adopt, establish or enter into any Buyer Employee Plan; cause or permit any Buyer Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld, conditioned or delayed) by Lpath; other than in the Ordinary Course of Business, pay any bonus or made any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees; or increase the severance or change of control benefits offered to any current or new service providers;

(vii)        other than the Concurrent Financing, enter into any material transaction outside the Ordinary Course of Business;

(viii)       acquire any material asset nor sell, lease other otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix)          make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x)           other than the Concurrent Financing, enter into, amend or terminate any Buyer Material Contract other than in the Ordinary  Course of Business with respect to the business as currently being conducted;

(xi)          materially change pricing or royalties or other payments set or charged by Buyer or any Buyer Subsidiary to its customers or licensees; agree to materially increase pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Buyer; or materially increase pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Buyer; or

(xii)        agree, resolve or commit to do any of the foregoing.

4.5          No Solicitation.

(a)           From an after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 9, each Party agrees that neither it nor any of its Subsidiaries shall, and each Party will use its reasonable best efforts to cause each of its the officers, directors, employees, investment bankers, attorneys, accountants, Representatives, consultants or other agents retained by it or any of its Subsidiaries not to, directly or indirectly: (i) solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.2 and Section 5.3); (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to the other Party); provided, however, that, notwithstanding anything contained in this Section 4.5(a), prior to the adoption and approval of this Agreement by a Party’s stockholders (i.e., the Required Lpath Stockholder Vote, in the instance of Lpath), such Party may furnish nonpublic information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal, which such Party’s Board of Directors determines in good faith, after consultation with a nationally recognized independent financial advisor, if any, and its outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have breached this Section 4.5; (B) the Board of Directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; (C) at least five (5) Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement; and (E) at least five (5) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(b)           If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party informed in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto. In addition to the foregoing, each Party shall provide the other Party with at least five (5) Business Days’ written notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry it has received.

(c)           Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and cause the destruction or return of any nonpublic information provided to such Person.

ARTICLE 5

ADDITIONAL AGREEMENTS OF THE PARTIES

5.1          Registration Statement; Proxy Statement/Prospectus/Information Statement.

(a)           As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC a Form S-4 Registration Statement, in which a Proxy Statement for the Lpath stockholders will be included as a prospectus. Lpath covenants and agrees that the Proxy Statement, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the stockholders of Lpath, at the time of the Lpath Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Lpath further covenants to keep the Form S-4 Registration Statement effective for so long as necessary to complete the Merger. Prior to the Form S-4 Registration Statement being declared effective, (1) Lpath shall use its reasonable best efforts to execute and deliver to Cooley and to Gunderson the applicable “Tax Representation Letter” referenced in Section 5.11(c); and (2) Lpath shall use its reasonable best efforts to execute and deliver to Gunderson and to Cooley the applicable “Tax Representation Letter” referenced in Section 5.11(c). Following the delivery of the Tax Representation Letters pursuant to the preceding sentence, (x) Buyer shall use its commercially reasonable efforts to cause Cooley to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (y) Lpath shall use its commercially reasonable efforts to cause Gunderson to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the Tax Representation Letters referred to in this Section 5.1(a) and Section 5.11(c). Notwithstanding the foregoing, Lpath makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by Buyer specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Lpath’s stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Lpath or Buyer occurs, or if Lpath or Buyer becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement, then such Party shall promptly inform the other Party thereof and shall cooperate fully in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Lpath’s stockholders.

(b)           Prior to the Effective Time, Lpath shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Lpath Common Stock to be issued in the Contemplated Transactions (to the extent required) shall be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Buyer Capital Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote pursuant to the Lpath Stockholders’ Meeting; provided, however, that Lpath shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

(c)           Buyer shall reasonably cooperate with Lpath and provide, and require its Representatives, advisors, accountants and attorneys to provide, Lpath and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding Buyer that is required by law to be included in the Form S-4 Registration Statement or reasonably requested from Buyer to be included in the Form S-4 Registration Statement. Without limiting the foregoing, Buyer will use commercially reasonable efforts to cause to be delivered to Lpath a letter of Buyer’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Lpath), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

5.2          Buyer Stockholder Written Consent.

(a)           Promptly after the S-4 Registration Statement shall have been declared effective under the Securities Act, and in any event no later than two (2) Business Days thereafter, Buyer shall obtain the approval by written consent from certain of those Buyer stockholders sufficient for the Required Buyer Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL for purposes of (i) adopting this Agreement and approving the Contemplated Transactions, including the Preferred Stock Conversion, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL. Under no circumstances shall Buyer assert that any other approval or consent is necessary by its stockholders to approve the Merger or this Agreement.

(b)           Buyer agrees that, subject to Section 5.2(c): (i) Buyer’s Board of Directors shall recommend that Buyer’s stockholders vote to adopt and approve this Agreement and the Merger and shall use its reasonable best efforts to solicit such approval within the time set forth in Section 5.2(a) (the recommendation of Buyer’s Board of Directors that Buyer’s stockholders vote to adopt and approve this Agreement being referred to as the “Buyer Board Recommendation”); and (ii) the Buyer Board Recommendation shall not be withdrawn or modified in a manner adverse to Lpath, and no resolution by the Board of Directors of Buyer or any committee thereof to withdraw or modify the Buyer Board Recommendation in a manner adverse to Lpath shall be adopted or proposed.

(c)           Notwithstanding anything to the contrary contained in Section 5.2(b), if, at any time prior to the approval of this Agreement by the Required Buyer Stockholder Vote, Buyer receives a bona fide written Superior Offer, Buyer’s Board of Directors may withhold, amend, withdraw or modify the Buyer Board Recommendation in a manner adverse to Lpath if, but only if, Buyer’s Board of Directors determined in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withdraw, withhold, amend, or modify such recommendation would result in a breach of its fiduciary duties under applicable Legal Requirements; provided, that Lpath receives written notice from Buyer confirming that Buyer’s Board of Directors has determined to change its recommendation at least five (5) Business Days in advance of the Buyer Board Recommendation being so withdrawn, withheld, amended or modified in a manner adverse to Lpath. Such notice shall describe in reasonable details the reasons for such intention and shall specify the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other document relating thereto).

(d)           Buyer’s obligation to solicit the consent of its stockholders to sign the Buyer Stockholder Written Consent in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Buyer Board Recommendation

5.3          Lpath Stockholders’ Meeting.

(a)           Lpath shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Lpath Common Stock to vote on the Contemplated Transactions, the issuance of Lpath Common Stock and the Reverse Split (such meeting, the “Lpath Stockholders’ Meeting”). The Lpath Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act, and in any event within forty five (45) days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such forty five (45) day period shall be tolled for the earlier of forty five (45) days or so long as such stop order remains in effect or proceeding or threatened proceeding remains pending). Lpath shall take reasonable measures to ensure that all proxies solicited in connection with the Lpath Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b)           Lpath agrees that, subject to Section 5.3(c): (i) Lpath’s Board of Directors shall recommend that the holders of Lpath Common Stock vote to approve the Contemplated Transactions, the issuance of Lpath Common Stock and the Reverse Split and shall use its reasonable best efforts to solicit such approval within the timeframe set forth in Section 5.3(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Lpath recommends that Lpath’s stockholders vote to approve the Contemplated Transactions, the issuance of Lpath Common Stock and the Reverse Split (the recommendation of Lpath’s Board of Directors that Lpath’s stockholders vote to approve the Contemplated Transactions, the issuance of Lpath Common Stock and the Reverse Split being referred to as the “Lpath Board Recommendation”); and (iii) the Lpath Board Recommendation shall not be withdrawn or modified in a manner adverse to Buyer, and no resolution by the Board of Directors of Lpath or any committee thereof to withdraw or modify the Lpath Board Recommendation in a manner adverse to Buyer shall be adopted or proposed.

(c)           Notwithstanding anything to the contrary contained in Section 5.3(b), if at any time prior to the approval of the issuance of Lpath Common Stock by the stockholders of Lpath by receipt of the Required Lpath Stockholder Vote, Lpath receives a bona fide written Superior Offer, Lpath’s Board of Directors may withhold, amend, withdraw or modify the Lpath Board Recommendation in a manner adverse to Buyer or recommend any Acquisition Transaction (collectively an “Lpath Board Adverse Recommendation Change”) if, but only if, Lpath’s Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would result in a breach of its fiduciary duties under applicable Legal Requirements; provided, that Buyer receives written notice from Lpath confirming that Lpath’s Board of Directors intends to change its recommendation at least five (5) Business Days in advance of the Lpath Board Recommendation being withdrawn, withheld, amended or modified in a manner adverse to Buyer. Such notice shall describe in reasonable details the reasons for such intention and shall specify the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other document relating thereto).

(d)           Lpath’s obligation to call, give notice of and hold the Lpath Stockholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Lpath Board Recommendation.

(e)           Nothing contained in this Agreement shall prohibit Lpath or its Board of Directors from (i) taking and disclosing to the stockholders of Lpath a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act), and (ii) making a “stop, look and listen” communication to the stockholders of Lpath pursuant to Rule 14d-9(f) under the Exchange Act, provided, however, that (A) in the case of each of the foregoing clause “(i)”, any such disclosure or public statement shall be deemed to be an Lpath Board Adverse Recommendation Change subject to the terms and conditions of this Agreement unless Lpath’s Board of Directors reaffirms the Lpath Board Recommendation in such disclosure or public statement or within seven (7) Business Days of such disclosure or public statement; (B) in the case of clause “(ii),” any such disclosure or public statement shall be deemed to be an Lpath Board Adverse Recommendation Change subject to the terms and conditions of this Agreement unless Lpath’s Board of Directors reaffirms the Lpath Board Recommendation in such disclosure or public statement or within seven (7) Business Days of such disclosure or public statement; and (C) Lpath shall not affect an Lpath Board Adverse Recommendation Change unless specifically permitted pursuant to the terms of Section 5.3(c).

5.4          Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Buyer and Lpath shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

5.5          Buyer Options and Warrants.

(a)           Subject to Section 5.5(c), at the Effective Time, each Buyer Option that is outstanding and unexercised immediately prior to the Effective Time under the Prior Plan and the Equity Incentive Plan, whether or not vested, shall be converted into and become an option to purchase Lpath Common Stock, and Lpath shall assume the Prior Plan and the Equity Incentive Plan and each such Buyer Option in accordance with the terms (as in effect as of the date of this Agreement) of the Prior Plan and the Equity Incentive Plan and the terms of the stock option agreement by which such Buyer Option is evidenced. All rights with respect to Buyer Common Stock under Buyer Options assumed by Lpath shall thereupon be converted into rights with respect to Lpath Common Stock. Accordingly, from and after the Effective Time: (i) each Buyer Option assumed by Lpath may be exercised solely for Lpath Common Stock; (ii) the number of  shares of Lpath Common Stock subject to each Buyer Option assumed by Lpath shall be determined by multiplying (A) the number of shares of Buyer Common Stock that were subject to such Buyer Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Lpath Common Stock; (iii) the per share exercise price for the Lpath Common Stock issuable upon exercise of each Buyer Option assumed by Lpath shall be determined by dividing (A) the per share exercise price of the shares of Buyer Common Stock subject to such Buyer Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Buyer Option assumed by Lpath shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Buyer Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Buyer Option, such Buyer Option assumed by Lpath in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Lpath Common Stock subsequent to the Effective Time; and (B) Lpath’s Board of Directors or a committee thereof shall succeed to the authority and responsibility of Buyer’s Board of Directors or any committee thereof with respect to each Buyer Option assumed by Lpath. Notwithstanding anything to the contrary in this Section 5.5(a), the conversion of each Buyer Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Lpath Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Buyer

Option shall not constitute a “modification” of such Buyer Option for purposes of Section 409A or Section 424 of the Code.

(b)           Lpath shall file with the SEC, no later than thirty (30) days after the Effective Time, a registration statement on Form S-8, if available for use by Lpath, relating to the shares of Lpath Common Stock issuable with respect to Buyer Options assumed by Lpath in accordance with Section 5.5(a).

(c)           Subject to Section 5.5(d), at the Effective Time, each Buyer Warrant that is outstanding and unexercised immediately prior to the Effective Time (for the avoidance of doubt, excluding Buyer Warrants that are deemed to have been automatically exercised pursuant to their terms as a result of the consummation of the Contemplated Transactions), if any, shall be converted into and become a warrant to purchase shares of Lpath Common Stock and Lpath shall assume each such Buyer Warrant in accordance with its terms. All rights with respect to Buyer Common Stock under Buyer Warrants assumed by Lpath shall thereupon be converted into rights with respect to shares of Lpath Common Stock. Accordingly, from and after the Effective Time: (i) each Buyer Warrant assumed by Lpath may be exercised solely for shares of Lpath Common Stock; (ii) the number of shares of Lpath Common Stock subject to each Buyer Warrant assumed by Lpath shall be determined by multiplying (A) the number of shares of Buyer Common Stock, or the number of shares of Buyer Common Stock issuable upon exercise of the Buyer Warrants, that were subject to such Buyer Warrant immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Lpath Common Stock; (iii) the per share exercise price for the shares of Lpath Common Stock issuable upon exercise of each Buyer Warrant assumed by Lpath shall be determined by dividing the per share exercise price of Buyer Common Stock subject to such Buyer Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Buyer Warrant assumed by Lpath shall continue in full force and effect and the term and other provisions of such Buyer Warrant shall otherwise remain unchanged.

(d)           Prior to the Effective Time, Buyer shall take all actions that may be necessary (under the Prior Plan, the Equity Incentive Plan, the Buyer Warrants and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Buyer Options and Buyer Warrants have no rights with respect thereto other than those specifically provided in this Section 5.5.

5.6          Employee Benefits.  Buyer and Lpath shall cause Lpath to comply with terms of any employment, severance, retention, change of control, or similar agreement specified on Part 3.11(c) of the Lpath Disclosure Schedule as being applicable to this Section 5.6, subject to the provisions of such agreements.

5.7          Indemnification of Officers and Directors.

(a)           From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Lpath and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Lpath or

Buyer (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Lpath or Buyer, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from Lpath and the Surviving Corporation, jointly and severally, upon receipt by Lpath or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)           The Certificate of Incorporation and Bylaws of each of Lpath and the Surviving Corporation shall contain, and Lpath shall cause the Certificate of Incorporation and Bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Lpath and Buyer than are presently set forth in the Certificate of Incorporation and Bylaws of Lpath and Buyer, applicable, which provisions shall not be amended, modified or repealed for a period of six years’ time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Lpath.

(c)           Lpath shall purchase an insurance policy with an effective date as of the Closing which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by Lpath; provided, that Lpath may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable.

(d)           Lpath shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.7 in connection with their enforcement of their rights provided in this Section 5.7.

(e)           The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Lpath and Buyer by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives. In addition to the rights provided by this Agreement, to the extent that current and former officers and directors of Lpath have existing rights under any agreement between such officer or director and Lpath with respect to indemnification, the Surviving Corporation will take all good faith efforts necessary to maintain in place such other agreement and to indemnify such officer or director to the maximum extent possible under this Agreement as well as such other agreement.

(f)            In the event Lpath or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Lpath or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7.

5.8          Additional Agreements. The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

5.9          Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of Buyer and Lpath may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by Buyer or Lpath in compliance with this Section 5.9.

5.10        Listing. Lpath shall use its commercially reasonable efforts: (i) to maintain its existing listing on The NASDAQ Capital Market until the Closing Date and to obtain approval of the listing of the combined company on The NASDAQ Capital Market; (ii) without derogating from the generality of the requirements of clause “(i)” and to the extent required by the rules and regulations of NASDAQ, to (x) prepare and submit to NASDAQ a notification form for the listing of the shares of Lpath Common Stock to be issued in connection with the Contemplated Transactions and (y) to cause such shares to be approved for listing (subject to notice of issuance); and (iii) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Lpath Common Stock on NASDAQ (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. Buyer agrees to pay all NASDAQ fees associated with the NASDAQ Listing Application. Buyer will cooperate with Lpath as reasonably requested by Lpath with respect to the Nasdaq Listing Application and promptly furnish to Lpath all information concerning Buyer and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.10.

5.11        Tax Matters.

(a)           Lpath, Merger Sub and Buyer shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b)           This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations. The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code

(c)           Lpath shall use its reasonable best efforts to deliver to Gunderson and Cooley a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Lpath, containing representations of Lpath, and Buyer shall use its reasonable best efforts to deliver to Gunderson and Cooley a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Buyer, containing representations of Buyer, in each case as shall be reasonably necessary or appropriate to enable Cooley to render the opinion described in Section 8.7 of this Agreement and Gunderson to render the opinion described in Section 7.8 of this Agreement.

5.12        Legends. Lpath shall be entitled to place appropriate legends on the certificates evidencing any Lpath Common Stock to be received by equityholders of Buyer who may be considered “affiliates” of Lpath for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Lpath Common Stock.

5.13        Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing. In addition, if requested by Lpath, Buyer shall cooperate with Lpath and shall use its commercially reasonable efforts to provide Lpath with such assistance as may be reasonably requested for purposes of facilitating Lpath’s use of its at-the-market facility; provided, however, that, in no circumstances, shall Buyer be required to obtain any consents, permits, authorizations or approvals from Apollo’s auditors or any other Person in connection with Lpath’s use of its at-the-market facility, and provided, further, that in no circumstances shall Buyer be required to deliver financial statements other than those included in the Form S-4 Registration Statement.

5.14        Directors and Officers. Lpath and Buyer shall obtain and deliver to the other Party at or prior to the Effective Time the resignation of each officer and director of Lpath or Buyer who is not continuing as an officer or director of Lpath following the Effective Time. Prior to the Effective Time, but to be effective at the Effective Time, the Board of Directors of Lpath shall appoint Board designees selected by Buyer and set forth on Schedule D hereto (with such designees to satisfy the requisite independence requirements for the Board of Directors of Lpath, as well as the sophistication and independence requirements for the required committees of the Board of Directors of Lpath, pursuant to NASDAQ’s listing standards) prior to the Closing Date.

5.15        Section 16 Matters. Prior to the Effective Time, Lpath shall take all such steps as may be required to cause any acquisitions of Lpath Common Stock and any options to purchase Lpath Common Stock resulting from the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Lpath, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.16        Reverse Split and Corporate Name Change. Lpath shall submit to the holders of Lpath Common Stock at the Lpath Stockholders’ Meeting a proposal to approve and adopt an amendment to the Lpath Certificate of Incorporation to authorize the Board of Directors of Lpath to effect a reverse stock split of all outstanding shares of Lpath Common Stock at a reverse stock split ratio in the range mutually agreed to by Lpath and Buyer (the “Reverse Split”) and to effect the Corporate Name Change.

5.17        Termination of Certain Agreements and Rights. Buyer shall use its commercially reasonable efforts to terminate at or prior to the Effective Time, those agreements set forth on Schedule C (collectively, the “Investor Agreements”).

5.18        Allocation Certificate. Buyer will prepare and deliver to Lpath at least two (2) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer and Secretary of Buyer in a form reasonably acceptable to Lpath which sets forth a true and complete list of the holders of Buyer Common Stock, Buyer Option and Buyer Warrants as of immediately prior to the Effective Time and the number of shares of Buyer Common Stock owned and/or underlying the Buyer Options or Buyer Warrants held by such holders (the “Allocation Certificate”).

5.19        Litigation.  From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 9, Lpath shall promptly notify Buyer of any litigation brought, or threatened, against Lpath and/or members of the Board of Directors of Lpath or any of its officers relating to the Contemplated Transactions or otherwise and shall keep Buyer informed on a reasonably current basis with respect to the status thereof. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 9, Buyer shall promptly notify Lpath of any litigation brought, or threatened, against Buyer and/or members of the Board of Directors of Buyer or any of its officers relating to the Contemplated Transactions or otherwise and shall keep Lpath informed on a reasonably current basis with respect to the status thereof. Each Party shall give the other Party the right to review and comment on all material filings or responses to be made by such Party in connection with the foregoing and, no settlement shall be agreed to in connection with the foregoing without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.20        Additional Buyer Stockholder Support Agreements.  In connection with and on the closing date(s) of the Concurrent Financing, Buyer shall deliver to Lpath such additional Buyer Stockholder Support Agreements as necessary to ensure that each officer, director and 5% or greater holder (together with such holder’s Affiliates) of Buyer Capital Stock (solely in their capacities as stockholders) as of immediately following the closing(s) of the Concurrent Financing has delivered a Buyer Stockholder Support Agreement to Lpath.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1          Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.

6.2          No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Contemplated Transactions illegal.

6.3          Stockholder Approval. This Agreement, the Merger and the other transactions contemplated by this Agreement shall have been duly adopted and approved by the required Buyer Stockholder Vote, and this Agreement, the Contemplated Transactions, the issuance of Lpath Common Stock and the Reverse Split shall have been duly approved by the Required Lpath Stockholder Vote.

6.4          No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or take any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Contemplated Transactions; (b) relating to the Contemplated Transactions and seeking to obtain from Lpath or Buyer any damages or other relief that may be material to Lpath, Merger Sub or Buyer; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the Stock of Lpath; (d) that would materially and adversely affect the right or ability of Lpath or Buyer to own the assets or operate the business of Lpath or Buyer; or (e) seeking to compel Buyer or Lpath (or any of their respective Subsidiaries) to dispose of or hold separate any material assets as a result of the Contemplated Transactions.

6.5          Listing. The existing shares of Lpath Common Stock shall have been continually listed on The NASDAQ Capital Market as of and from the date of this Agreement through the Closing Date, and the shares of Lpath Common Stock to be issued in connection with the Contemplated Transactions shall be approved for listing (subject to official notice of issuance) on The NASDAQ Stock Market, LLC as of the Effective Time; provided, however, Lpath may not be in compliance with all listing requirements and may receive a notice of delisting from The NASDAQ Capital Market.

ARTICLE 7

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF LPATH AND MERGER SUB

The obligations of Lpath and Merger Sub to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Lpath, at or prior to the Closing, of each of the following conditions:

7.1          Accuracy of Representations. The representations and warranties of Buyer contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Buyer Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Buyer Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2          Performance of Covenants. Each of the covenants and obligations in this Agreement that Buyer is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by Buyer in all material respects.

7.3          Documents. Lpath shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a)           a certificate executed by the Chief Executive Officer and Chief Financial Officer of Buyer confirming that the conditions set forth in Sections 7.1, 7.2, 7.4, 7.5, 7.6 and have been duly satisfied;

(b)           certificates of good standing (or equivalent documentation) of Buyer in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the board of directors of Buyer authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Buyer hereunder;

(c)           written resignations in forms satisfactory to Lpath, dated as of the Closing Date and effective as of the Closing, executed by the officers and directors of Buyer who will not be officers or directors of the Surviving Corporation pursuant to Section 5.14 hereof; and

(d)           the Allocation Certificate.

7.4          Concurrent Financing. The Concurrent Financing shall have been consummated and Buyer shall have received the proceeds of the Concurrent Financing on the terms and conditions set forth in the Securities Purchase Agreement.

7.5          No Buyer Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Buyer Material Adverse Effect that is continuing.

7.6          Termination of Investor Agreements. The Investor Agreements shall have been terminated.

7.7          Preferred Stock Conversion. Buyer shall have effected a conversion of Buyer Preferred Stock into Common Stock immediately prior to the Effective Time (the “Preferred Stock Conversion”).

7.8          Tax Opinion. Lpath shall have received from Gunderson, counsel to Lpath, a written opinion dated the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for United States federal income tax purposes, the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. In rendering such opinion, counsel to Lpath shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the Tax Representation Letters described in Section 5.11 of this Agreement.

7.9          Debt Conversion and Indebtedness. Buyer shall have effected a conversion of all of its outstanding convertible indebtedness and shall have no outstanding indebtedness other than pursuant to the Material Contracts listed on Part 7.9 of the Buyer Disclosure Schedule.

ARTICLE 8

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer and to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by Buyer, at or prior to the Closing, of each of the following conditions:

8.1          Accuracy of Representations. The representations and warranties of Lpath and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have an Lpath Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Lpath Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2          Performance of Covenants. All of the covenants and obligations in this Agreement that either Lpath or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3          Documents. Buyer shall have received the following documents, each of which shall be in full force and effect:

(a)           a certificate executed by the Chief Executive Officer and Chief Financial Officer of Lpath confirming that the conditions set forth in Sections 8.1, 8.2, 8.4, and 8.5, have been duly satisfied;

(b)           certificates of good standing of Lpath and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of its board of directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Lpath and Merger Sub hereunder;

(c)           the Lpath Closing Financial Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by Buyer to verify and determine the information contained therein; and

(d)           written resignations in forms satisfactory to Buyer, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Lpath who are not to continue as officers or directors of Lpath pursuant to Section 5.14 hereof.

8.4          Board of Directors. Lpath shall have caused the Board of Directors of Lpath to be constituted as set forth in Section 5.14 of this Agreement effective as of the Effective Time.

8.5          No Lpath Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Lpath Material Adverse Effect that is continuing.

8.6          Tax Opinion. Buyer shall have received from Cooley, counsel to Buyer, a written opinion dated the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for United States federal income tax purposes, the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. In rendering such opinion, counsel to Buyer shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the Tax Representation Letters described in Section 5.11 of this Agreement.

ARTICLE 9

TERMINATION

9.1          Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Contemplated Transactions by Lpath’s stockholders, unless otherwise specified below):

(a)           by mutual written consent duly authorized by the Boards of Directors of Lpath and Buyer;

(b)           by either Lpath or Buyer if the Contemplated Transactions shall not have been consummated by the date that is six (6) months after the date hereof (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Buyer, on the one hand, or to Lpath and Merger Sub, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; and provided, further, that, in the event that the SEC has not declared effective under the Securities Act the Form S-4 Registration Statement by the date which is sixty (60) days prior to the End Date, then either Buyer or Lpath shall be entitled to extend the End Date for an additional sixty (60) days;

(c)           by either Lpath or Buyer if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d)           by either Lpath or Buyer if (i) the Lpath Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Lpath’s stockholders shall have taken a final vote on the Contemplated Transactions and (ii) the Contemplated Transactions shall not have been approved at the Lpath Stockholders’ Meeting (or any adjournment or postponement thereof) by the Required Lpath Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Lpath where the failure to obtain the Required Lpath Stockholder Vote shall have been caused by the action or failure to act of Lpath and such action or failure to act constitutes a material breach by Lpath of this Agreement;

(e)           by Buyer (at any time prior to the approval of the Contemplated Transactions and the issuance of Lpath Common Stock by the Required Lpath Stockholder Vote) if an Lpath Triggering Event shall have occurred;

(f)            by Lpath if a Buyer Triggering Event shall have occurred;

(g)           by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of Lpath or Merger Sub set forth in this Agreement, or if any representation or warranty of Lpath or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that if such inaccuracy in representations and warranties or breach by Lpath or Merger Sub is curable by Lpath or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Lpath or Merger Sub to Buyer of such breach or inaccuracy and (ii) Lpath or Merger Sub ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by Lpath or Merger Sub is cured prior to such termination becoming effective);

(h)           by Lpath, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that if such inaccuracy in representations and warranties or breach by Buyer is curable by Buyer then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Buyer to Lpath of such breach or inaccuracy and (ii) Buyer ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Buyer is cured prior to such termination becoming effective);

(i)            by Lpath, at any time prior to the approval of the issuance of Lpath Common Stock in the Contemplated Transactions by the stockholders of Lpath by the Required Lpath Stockholder Vote and following compliance with all of the requirements set forth in the proviso to this Section 9.1(i), upon Lpath entering into a definitive agreement that provides for the consummation of a transaction that satisfies the requirements of clause (b) of the definition of a Superior Offer (a “Permitted Alternative Agreement”); provided, however, that Lpath shall not enter into any Permitted Alternative Agreement unless: (i) Buyer shall have received written notice from Lpath of Lpath’s intention to enter into such Permitted Alternative Agreement at least five (5) Business Days in advance, with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, including the identity of the counterparty together with copies of the then current draft of such definitive agreement and all related agreements, (ii) Lpath shall have complied with its obligations under Section 4.5, (iii) the Lpath Board of Directors shall have determined in good faith, after consultation with its outside legal counsel, that (1) the subject transaction of such Permitted Alternative Agreement satisfies the requirements of clause (b) of the definition of a Superior Offer and (2) the failure to enter into such Permitted Alternative Agreement would result in a breach of its fiduciary duties under applicable Legal Requirements, (iv) Lpath shall concurrently pay to Buyer the Buyer Termination Fee in accordance with Section 9.3(b), and (v) a copy of such Permitted Alternative Agreement and all related agreements, exhibits, schedules and other documents shall have been delivered to Buyer.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2          Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3          Expenses; Termination Fees.

(a)           Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated; provided, that Buyer shall pay all filing and application fees payable to NASDAQ in connection with the Nasdaq Listing Application and the listing of the Lpath Common Stock to be issued in the Merger on NASDAQ; provided, further, that Lpath and Buyer shall share equally all fees and expenses incurred in relation to the printing (e.g., paid to a financial printer) and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto.

(b)           Lpath shall pay to Buyer, within five (5) Business Days after termination (or, if applicable, upon such earlier entry into a definitive agreement and/or consummation of a Subsequent Transaction), the greater of (x) a nonrefundable fee in an amount equal to $390,000 and (y) the Third Party Expenses incurred by Buyer (pursuant to which Buyer shall provide Lpath true and correct copies of reasonable documentation supporting such Third Party Expenses) together with any amount payable pursuant to Section 9.3(g) (collectively, the “Buyer Termination Fee”):

(i)            if this Agreement is terminated by Lpath or Buyer pursuant to Section 9.1(e);

(ii)           if this Agreement is terminated by Lpath pursuant to Section 9.1(i);

(iii)         if this Agreement is terminated at any time before the Lpath Stockholders’ Meeting and an Acquisition Proposal with respect to Lpath shall have been publicly announced, disclosed or otherwise communicated to Lpath’s Board of Directors; or

(iv)          if this Agreement is terminated pursuant Section 9.1(d), and within twelve (12) months after the date of such termination, Lpath enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction.

(c)           Buyer shall pay to Lpath, within five (5) Business Days after termination (or, if applicable, upon such earlier entry into a definitive agreement and/or consummation of a Subsequent Transaction), the greater of (x) a nonrefundable fee in an amount equal to $390,000 and (y) the Third Party Expenses incurred by Lpath (pursuant to which Lpath shall provide Buyer true and correct copies of reasonable documentation supporting such Third Party Expenses) together with any amount payable pursuant to Section 9.3(g) (collectively, the “Lpath Termination Fee”), if this Agreement is terminated by Lpath pursuant to Section 9.1(f).

(d)           (i) If this Agreement is terminated by Buyer pursuant to Sections 9.1(d) or Sections 9.1(g), or (ii) if this Agreement is terminated by Lpath pursuant to Section 9.1(d), or (iii) in the event of a failure of Buyer to consummate the transactions to be consummated at the Closing solely as a result of an Lpath Material Adverse Effect as set forth in Section 8.5 (provided, that at such time all of the other conditions precedent to Lpath’s obligation to close set forth in Sections 6 and 7 of this Agreement have been satisfied by Buyer, are capable of being satisfied by Buyer or have been waived by Lpath), then Lpath shall reimburse Buyer for all Third Party Expenses incurred by Buyer, up to a maximum of $250,000 by wire transfer of same-day funds within five (5) Business Days following the date on which Buyer submits to Lpath true and correct copies of reasonable documentation supporting such Third Party Expenses; provided, however, that such Third Party Expenses shall not include any amounts for a financial advisor to Buyer except for reasonably documented out-of-pocket expenses otherwise reimbursable by Buyer to such financial advisor pursuant to the terms of Buyer’s engagement letter or similar arrangement with financial advisor.

(e)           (i) If this Agreement is terminated by Lpath pursuant to Section 9.1(h) or (ii) in the event of a failure of Lpath to consummate the transactions to be consummated at the Closing solely as a result of a Buyer Material Adverse Effect as set forth in Section 7.6 (provided, that at such time all of the other conditions precedent to Buyer’s obligation to close set forth in Articles 6 and 8 of this Agreement have been satisfied by Lpath, are capable of being satisfied by Lpath or have been waived by Buyer), then Buyer shall reimburse Lpath for all Third Party Expenses incurred by Lpath up to a maximum of $250,000, by wire transfer of same-day funds within five (5) Business Days following the date on which Lpath submits to Buyer true and correct copies of reasonable documentation supporting such Third Party Expenses; provided, however, that such Third Party Expenses shall not include any amounts for a financial advisor to Lpath except for reasonably documented out-of-pocket expenses otherwise reimbursable by Lpath to such financial advisor pursuant to the terms of Lpath’s engagement letter or similar arrangement with financial advisor.

(f)            If either Party fails to pay when due any amount payable by such Party under Section 9.3(a), (b), (c), (d) or (e), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(g)           The Parties agree that the payment of the fees and expenses set forth in this Section 9.3, subject to Section 9.2, shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 9.3 (other than with respect to willful and material breach pursuant to Section 9.2), it being understood that in no event shall either Lpath or Buyer be required to pay fees or damages payable pursuant to this Section 9.3 (other than with respect to willful and material breach pursuant to Section 9.2) on more than one occasion. Subject to Section 9.2, the payment of the fees and expenses set forth in this Section 9.3, and the provisions of Section 10.11, each of the Parties and their respective Affiliates shall have no liability, shall not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1        Non-Survival of Representations and Warranties. The representations and warranties of Buyer, Merger Sub and Lpath contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article 10 shall survive the Effective Time.

10.2        Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of Buyer, Merger Sub and Lpath at any time (whether before or after the approval of the Contemplated Transactions or issuance of shares of Lpath Common Stock in the Contemplated Transactions); provided, however, that after any such adoption and approval of this Agreement by Lpath’s stockholders, no amendment shall be made which by law requires further approval of the Lpath stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer, Merger Sub and Lpath.

10.3        Waiver.

(a)           No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4        Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5        Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the District of Delaware; and (c) each of the Parties irrevocably waives the right to trial by jury.

10.6        Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7        Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8        Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other parties hereto):

if to Lpath or Merger Sub:

Lpath, Inc.
4025 Sorrento Valley Blvd.
San Diego, CA 92121
Telephone No.: (858) 678-0800
Attention: Gary Atkinson, Chief Executive Officer

With a copy to:

Gunderson Dettmer LLP
3570 Carmel Mountain Rd., Suite 20
San Diego, California 92130
Telephone: (858) 436-8000
Fax: (877) 881-9192
Attention: Jeff Thacker

if to Buyer:

Apollo Endosurgery, Inc.

1120 S. Capital of Texas Highway

Building 1, Suite 300

Austin, Texas, 78746

Telephone: (512) 279-5100

Attention:  Todd Newton, Chief Executive Officer

with a copy to:

Cooley LLP
3175 Hanover Street
Palo Alto, California 94304
Telephone: (650) 843-5000
Email: mweeks@cooley.com
Attention: Mark Weeks

10.9        Cooperation. Each Party agrees to cooperate fully with the other Parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11      Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties hereto waives any bond, surety or other security that might be required of any other Party with respect thereto.

10.12      Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)           The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)           The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

LPATH, INC.

By:	/s/ Gary Atkinson
Name:	Gary Atkinson
Title:	Chief Executive Officer

LPATH MERGER SUB, INC.

By:	/s/ Gary Atkinson
Name:	Gary Atkinson
Title:	Chief Executive Officer

APOLLO ENDOSURGERY, INC.

By:	/s/ Todd Newton
Name:	Todd Newton
Title:	Chief Executive Officer

Schedules:

Schedule A           Persons Executing Lpath Stockholder Support Agreements

Schedule B           Persons Executing Buyer Stockholder Support Agreements

Schedule C           Investor Agreements

Schedule D           Board of Directors Designees

Exhibits:

Exhibit A              Definitions

Exhibit B              Form of Lpath Stockholder Support Agreement

Exhibit C              Form of Buyer Stockholder Support Agreement

Exhibit D              Form of Securities Purchase Agreement

Exhibit E              Calculation of Total Consideration

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2005 Plan” shall have the meaning set forth in Section 3.3(b).

“Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Buyer, on the one hand, or Lpath, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Buyer or any of its Affiliates, on the one hand, or by or on behalf of Lpath or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

•              any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries;”

•              any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; or

•              any liquidation or dissolution of a Party.

“Affiliates” shall have the meaning for such term as used in Rule 145 under the Securities Act.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocation Certificate” shall have the meaning set forth in Section 5.18.

“Business Day” shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Affiliate” shall mean any Person that is (or at any relevant time was) under common control with Buyer within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Buyer Associate” shall mean any current or former employee, independent contractor, officer or director of Buyer or any Buyer Affiliate.

“Buyer Board of Directors” shall mean the board of directors of Buyer.

“Buyer Board Recommendation” shall have the meaning set forth in Section 5.2(b).

“Buyer Capital Stock” shall mean the Buyer Common Stock together with the Buyer Preferred Stock.

“Buyer Common Stock” shall mean the common stock, $0.0001 par value, of Buyer.

“Buyer Contract” shall mean any Contract: (a) to which Buyer or any of its Subsidiaries is a Party; (b) by which Buyer or any Buyer Subsidiary or any Buyer IP Rights or any other asset of Buyer or its Subsidiaries is or may become bound or under which Buyer or any Buyer Subsidiary has, or may become subject to, any obligation; or (c) under which Buyer or Buyer Subsidiary has or may acquire any right or interest.

“Buyer Disclosure Schedule” shall have the meaning set forth in Article 2.

“Buyer Employee Plan” shall have the meaning set forth in Section 2.13(c).

“Buyer Financials” shall have the meaning set forth in Section 2.4(a).

“Buyer IP Rights” shall mean all Intellectual Property owned, licensed or controlled by Buyer or any of its Subsidiaries that is necessary or used in the business of Buyer and its Subsidiaries as presently conducted.

“Buyer IP Rights Agreement” shall mean any instrument or agreement governing, related or pertaining to any Buyer IP Rights.

“Buyer Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Buyer Material Adverse Effect, is or would reasonably be expected to be materially adverse to: (a) the business, condition (financial or otherwise), capitalization, assets (including Intellectual Property), operations or financial performance of Buyer and its Subsidiaries taken as a whole; or (b) the ability of Buyer to consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Buyer Material Adverse Effect: (i)  conditions generally affecting the industries in which Buyer and its Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Buyer and its Subsidiaries taken as a whole; (ii) any failure by Buyer or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions may constitute a Buyer Material Adverse Effect and may be taken into account in determining whether a Buyer Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (iv) the resignation or termination of any officer or director; (v) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; or (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“Buyer Material Contract” shall have the meaning set forth in Section 2.9.

“Buyer Options” shall mean options or other rights to purchase shares of Buyer Common Stock issued or granted by Buyer.

“Buyer Permits” shall have the meaning set forth in Section 2.11(b).

“Buyer Preferred Stock” shall mean the Series A Preferred Stock, $0.0001 par value per share, of Buyer, the Series B Preferred Stock, $0.0001 par value per share, of Buyer, the Series C Preferred Stock, $0.0001 par value per share, of Buyer.

“Buyer Products” shall have the meaning set forth in Section 2.11(d).

“Buyer Registered IP” shall mean all Buyer IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Buyer Regulatory Permits” shall have the meaning set forth in Section 2.11(d).

“Buyer Stock Certificate” shall have the meaning set forth in Section 1.6.

“Buyer Stockholder Support Agreements” shall have the meaning set forth in the recitals.

“Buyer Subsidiaries” shall have the meaning set forth in Section 2.1(a).

“Buyer Termination Fee” shall have the meaning set forth in Section 9.3(b).

A “Buyer Triggering Event” shall be deemed to have occurred if Buyer or any director, officer or agent of Buyer shall have willfully and intentionally breached the provisions set forth in Section 4.5, or Section 5.2 of the Agreement.

“Buyer Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Buyer and its consolidated Subsidiaries as of June 30, 2016, provided to Lpath prior to the date of this Agreement.

“Buyer Warrants” shall have the meaning set forth in Section 2.3(c).

“Capitalization Date” shall have the meaning set forth in Section 3.3(a).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Certifications” shall have the meaning set forth in Section 3.4(a).

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Concurrent Financing” means the sale by the Buyer of no less than $29,000,000 of equity securities of the Buyer to existing stockholders of the Buyer to occur after the date hereof and prior to the Closing and the term “Concurrent Financing Proceeds” means the proceeds received by Buyer in the Concurrent Financing.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated July 21, 2016, between Buyer and Lpath.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger, Reverse Split and the other transactions and actions contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Cooley” shall mean Cooley LLP.

“Corporate Name Change” shall have the meaning set forth in Section 1.4(b).

“Costs” shall have the meaning set forth in Section 5.7(a).

“D&O Indemnified Parties” shall have the meaning set forth in Section 5.7(a).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Dissenting Shares” shall have the meaning set forth in Section 1.8(a).

“Drug/Device Regulatory Agency” shall have the meaning set forth in Section 2.11(c).

“Effect” shall mean any effect, change, event, circumstance, or development.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” shall have the meaning set forth in Section 9.1(b).

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Incentive Plan” shall have the meaning set forth in Section 2.3(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.7(a).

“Exchange Fund” shall have the meaning set forth in Section 1.7(a).

“Exchange Ratio” shall mean, subject to Section 1.5(f), the quotient determined by dividing the Surviving Corporation Allocation Shares by the Buyer Outstanding Shares, where:

•              “Buyer Outstanding Shares” means the total number of shares of Buyer Capital Stock outstanding immediately prior to the Effective Time expressed on a fully diluted and as-converted to Buyer Common Stock basis and assuming, without limitation, (i) the exercise of all Buyer Options and Buyer Warrants outstanding as of immediately prior to the Effective Time, (ii) the conversion of all of Buyer’s outstanding convertible indebtedness and (iii) the issuance of shares of Buyer Capital Stock in respect of all other options, warrants or rights to receive such shares, including all shares of Buyer Capital Stock issuable as a dividend that have accrued as of the Effective Time, whether conditional or unconditional and including any options, warrants or rights triggered by or associated with the consummation of the Contemplated Transactions, including any Buyer capital stock issued in the Concurrent Financing.

•              “Lpath Allocation Percentage” means 4.2 percent, subject to a reduction of 0.1 percent in the aggregate if the Lpath Closing Financial Certificate provides that the Lpath Debt as of the Closing Date exceeds the Lpath Net Cash as of the Closing Date.

•              “Lpath Outstanding Shares” means the total number of shares of Lpath Common Stock outstanding immediately prior to the Effective Time expressed on a fully diluted and as-converted to Lpath Common Stock basis, but assuming, without limitation, (i) the inclusion of all options, warrants or rights to receive such shares having an exercise price per share of Lpath Capital Stock equal to or less than $3.92, whether conditional or unconditional and including any options, warrants or rights triggered by or associated with the consummation of the Contemplated Transactions, but excluding all other options and warrants with an exercise price greater than $3.92, (ii) the inclusion of all restricted stock units of Lpath, whether conditional or unconditional, (iii) the inclusion of the Torreya Warrant, (iv) the inclusion of the Torreya Additional Warrant (if any) and (v) the inclusion of Shares of Lpath Common Stock issued after the date of this Agreement and prior to the Closing pursuant to Lpath’s at-the-market facility.

•              “Surviving Corporation Allocation Shares” means an amount equal to (i) the  quotient determined by dividing the Lpath Outstanding Shares by the Lpath Allocation Percentage less (ii) the Lpath Outstanding Shares.

“Existing Buyer D&O Policies” shall have the meaning set forth in Section 2.15(b).

“Existing Lpath D&O Policies” shall have the meaning set forth in Section 3.13(b).

“FDA” shall have the meaning set forth in Section 2.11(c).

“FDCA” shall have the meaning set forth in Section 2.11(c).

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Buyer registering the public offering and sale of Lpath Common Stock to some or all holders of Buyer Common Stock in the Contemplated Transactions, including all shares of Lpath Common Stock to be issued in exchange for all other shares of Buyer Common Stock in the Contemplated Transactions, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” shall have the meaning set forth in Section 2.4(a).

“Governmental Authority” shall mean any court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or authority or other body entitled to exercise similar powers or authority.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the NASDAQ Stock Market).

“Grant Date” shall have the meaning set forth in Section 2.13(d).

“Gunderson” shall mean Gunderson Dettmer LLP.

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” shall mean (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.

“Investor Agreements” shall have the meaning set forth in Section 5.17.

“IRS” shall mean the United States Internal Revenue Service.

“Key Employee” shall mean, with respect to Buyer or Lpath, an executive officer or any employee that reports directly to the Board of Directors or Chief Executive Officer or Chief Operating Officer.

“Knowledge” means actual knowledge of the Key Employees after reasonable inquiry of such Key Employee’s personal files and of the direct reports of such Key Employee charged with administrative or operational responsibility for such matters.

“Laws” means applicable laws, statutes, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgements, awards or requirements, in each case of any Governmental Authority.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other treaty, law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, code, ordinance, ruling or other requirement having the force of law issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market or the Financial Industry Regulatory Authority).

“Liability” shall have the meaning set forth in Section 2.10.

“Lpath” shall have the meaning set forth in the Preamble.

“Lpath Affiliate” shall mean any Person that is (or at any relevant time was) under common control with Lpath within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Lpath Associate” shall mean any current or former employee, independent contractor, officer or director of Lpath or any Lpath Affiliate.

“Lpath Board of Directors” shall mean the board of directors of Lpath.

“Lpath Board Recommendation” shall have the meaning set forth in Section 5.3(b).

“Lpath Board Adverse Recommendation Change” shall have the meaning set forth in Section 5.3(c).

“Lpath Capital Stock” shall mean the Lpath Common Stock and the preferred stock of Lpath.

“Lpath Closing Financial Certificate” means a certificate executed by the Chief Executive Officer of Lpath, on behalf of Lpath and not in his personal capacity, dated as of the Closing Date, certifying (A) (i) an itemized list of each element of Lpath’s consolidated current assets and (ii) an itemized list of each element of Lpath’s consolidated total current liabilities, (B) the amount of Lpath Transaction Expenses incurred but unpaid as of the Closing Date (including an itemized list of each Transaction Expense and the Person to whom such expense is owed), and (C) the amount of Lpath Debt as of the Closing Date (including an itemized list of each Lpath Debt and the Person to whom such Lpath Debt is owed). The Lpath Closing Financial Certificate shall include a representation of Lpath, certified by the Chief Executive Officer of Lpath, that (1) such certificate includes an accurate and correct accounting and calculation of (i) all of the Lpath Transaction Expenses paid or payable at any time prior to, at or following the Closing Date, and (ii) all of the Lpath Debt outstanding as of the Closing Date, and (2) the Lpath Net Cash is greater than or equal to the amount of Lpath Debt as of the Closing Date; provided, however, the Chief Executive Officer may certify in the Lpath Closing Financial Certificate that the Lpath Debt as of the Closing Date exceeds the Lpath Net Cash as of the Closing Date by up to $250,000 in the aggregate, and if Lpath Debt as of the Closing Date exceeds the Lpath Net Cash as of the Closing Date, the Lpath Allocation Percentage shall be reduced by 0.1 percent in the aggregate.

“Lpath Common Stock” shall mean the Common Stock, $0.001 par value per share, of Lpath.

“Lpath Contract” shall mean any Contract: (a) to which Lpath or any of its Subsidiaries is a party; (b) by which Lpath or any of its Subsidiaries or any Lpath IP Rights or any other asset of Lpath or any of its Subsidiaries is or may become bound or under which Lpath has, or may become subject to, any obligation; or (c) under which Lpath or any of its Subsidiaries has or may acquire any right or interest.

“Lpath Debt” means all indebtedness, commitments, loans, advances, debts, liabilities and obligations, or payables however arising of Lpath and its Subsidiaries for cash, borrowed money, services or securities of any kind, whether current or funded, short- or long-term, secured or unsecured, direct or indirect, absolute or contingent, due or to become due, including any accrued and unpaid interest, fees, premiums and prepayment or termination penalties (including any penalties payable by Lpath or its Subsidiaries in connection with the termination or prepayment in full of any Lpath Debt at or prior to the Closing), if any, measured as of the Closing or that may become due after the Closing, and including, without limitation, (i) any indebtedness evidenced by any note, bond, debenture or other debt security, (ii) any indebtedness to any lender or creditor under credit facilities of Lpath, (iii) any indebtedness for the deferred purchase price of property with respect to which Lpath is liable, contingently or otherwise, as obligor or otherwise, (iv) any drawn amounts under letter of credit arrangements, (v) any cash overdrafts, (vi) any capitalized leases, (vii) any indebtedness under any financial instrument classified as debt, (viii) any notes payable to any of Lpath’s equityholders or Lpath’s vendors, customers or third parties, and (ix) any Liability of other Persons of the type described in the preceding clauses (i)-(viii) that Lpath has guaranteed, that is recourse to Lpath or any of its assets, or that is otherwise the legal Liability of Lpath. Notwithstanding the foregoing, in no case shall Lpath Debt include any costs or expenses, including attorney’s fees or settlement costs, incurred in connection with (i) any potential or actual securityholder litigation arising or resulting from this Agreement, the Merger or the Contemplated Transactions and that may be brought in connection with or on behalf of any Lpath securityholder’s interest in Lpath Capital Stock (including all amounts paid or payable up to the retention amount of any insurance policy that is or may cover such costs or expenses and amounts not covered by any such insurance policy), (ii) any Dissenting Shares, or (iii) current liabilities included in the calculation of Lpath Net Cash.

“Lpath Disclosure Schedule” shall have the meaning set forth in Article 3.

“Lpath Employee Plan” shall have the meaning set forth in Section 3.11(c).

“Lpath IP Rights” shall have the meaning set forth in Section 3.6(a).

“Lpath IP Rights Agreement” shall mean any instrument or agreement governing, related or pertaining to any Lpath IP Rights.

“Lpath Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Lpath Material Adverse Effect, is or would reasonably be expected to be materially adverse to: (a) the business, condition (financial or otherwise), capitalization, assets (including Intellectual Property), operations or financial performance of Lpath and its Subsidiaries taken as a whole; or

(b) the ability of Lpath to consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) an Lpath Material Adverse Effect: (i)  conditions generally affecting the industries in which Lpath and its Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Lpath and its Subsidiaries taken as a whole; (ii) any failure by Lpath or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions may constitute an Lpath Material Adverse Effect and may be taken into account in determining whether an Lpath Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (iv) the resignation or termination of any officer or director; (v) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; or (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“Lpath Material Contract” shall have the meaning set forth in Section 3.7.

“Lpath Net Cash” shall mean shall mean (a) the sum of Lpath’s cash and cash equivalents, marketable securities, accounts, interest and other receivables (to the extent determined to be collectible), and deposits (to the extent refundable to Lpath), in each case as of the close of business on the last Business Day prior to the date of determination, determined in a manner consistent with the manner in which such items were historically determined and in accordance with Lpath’s most recent audited financial statements and the Lpath Unaudited Interim Balance Sheet, minus (b) any bona fide current liabilities payable in cash, including Lpath’s accounts payable and accrued expenses (other than accrued expenses listed below), in each case as of such date and determined in a manner consistent with the manner in which such items were historically determined and in accordance with Lpath’s most recent audited financial statements and the Lpath Unaudited Interim Balance Sheet, minus (c) any remaining unpaid Lpath Transaction Expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) as of such date for which Lpath or any of its Subsidiaries is liable incurred by Lpath or any of its Subsidiaries in connection with this Agreement and the Contemplated Transactions or otherwise, minus (d) the net cash obligation of Lpath (i.e., remaining contractual payments owed less contractual receipts expected) with respect to its leased premises at 4025 Sorrento Valley Blvd, in San Diego. Notwithstanding the foregoing, in no case shall Lpath Net Cash be reduced for any costs or expenses, including attorney’s fees or settlement costs, incurred in connection with (i) any potential or actual securityholder litigation arising or resulting from this Agreement, the Merger or the Contemplated Transactions and that may be brought in connection with or on behalf of any Lpath securityholder’s interest in Lpath Capital Stock (including all amounts paid or payable up to the retention amount of any insurance policy that is or may cover such costs or expenses and amounts not covered by any such insurance policy) or (ii) any Dissenting Shares.  For purposes of clarity, any liabilities or obligations included in the calculation of the Lpath Debt as of the Closing Date shall not also reduce the calculation of Lpath Net Cash as of the Closing Date.

“Lpath Options” shall mean options or other rights to purchase shares of Lpath Common Stock issued or granted by Lpath.

“Lpath Permits” shall have the meaning set forth in Section 3.9(b).

“Lpath Product Candidates” shall have the meaning set forth in Section 3.9(d).

“Lpath Registered IP” shall mean all Lpath IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Lpath Regulatory Permits” shall have the meaning set forth in Section 3.9(d).

“Lpath SEC Documents” shall have the meaning set forth in Section 3.4(a).

“Lpath Stockholder Support Agreements” shall have the meaning set forth in the recitals.

“Lpath Stockholders’ Meeting” shall have the meaning set forth in Section 5.3(a).

“Lpath Subsidiaries” means any Subsidiaries of Lpath.

“Lpath Termination Fee” shall have the meaning set forth in Section 9.3(c).

“Lpath Transaction Expenses” means all fees and expenses incurred by Lpath in connection with the Contemplated Transactions and this Agreement and the transactions contemplated by this Agreement whether or not billed or accrued, including (i) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants and other advisors of Lpath and its Subsidiaries notwithstanding any contingencies for earnouts or escrows, (ii) the cash cost of any unpaid change of control payments or severance, bonus or other payments that are or become due to any current or former employee, consultant or advisor of Lpath, (iii) the cash cost of any accrued and unpaid retention payments due to any employee of Lpath as of the Closing Date, and (iv) any unpaid amounts payable by Lpath in satisfaction of its obligations under Section 5.7(c) for the period after the Closing.

An “Lpath Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Lpath shall have failed to recommend that Lpath’s stockholders vote to approve the Contemplated Transactions, the issuance of Lpath Common Stock and the Reverse Split or shall for any reason have withdrawn or shall have modified in a manner adverse to Buyer the Lpath Board Recommendation, including pursuant to an Lpath Board Adverse Recommendation Change; (ii) Lpath shall have failed to include in the Proxy Statement the Lpath Board Recommendation; (iii) Lpath shall have failed to hold the Lpath Stockholders’ Meeting within forty five (45) days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such forty five (45) day period shall be tolled for the earlier of forty five (45) days or so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); (iv) the Board of Directors of Lpath shall have approved, endorsed or recommended any Acquisition Proposal; (v) Lpath shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5); or (vi) Lpath or any director, officer or agent of Lpath shall have willfully and intentionally breached the provisions set forth in Section 4.5.

“Lpath Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Lpath included in Lpath’s Report on Form 10-Q filed with the SEC for the period ended March 31, 2016.

“Lpath Warrants” shall have the meaning set forth in Section 3.3(c).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall mean (A) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (B) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

“Multiple Employer Plan” shall mean (A) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA, or (B) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

“Nasdaq Listing Application” shall have the meaning set forth in Section 5.10.

“Ordinary Course of Business” shall mean, in the case of each of Buyer and Lpath and for all periods, such actions taken in the ordinary course of its normal operations and consistent with its past practices, and for periods following the date of this Agreement consistent with its operating plans delivered to the other Party; provided, however, that the Ordinary Course of Business for Lpath shall also include activities in connection with potentially winding down of all its historical clinical development programs and related operations; provided, further, that the Ordinary Course of Business for Lpath shall also include raising funds through the issuance of Lpath Common Stock pursuant to its at-the-market facility following the filing of the Form S-4 Registration Statement for the Merger and the Contemplated Transactions.

“Party” or “Parties” shall mean Buyer, Merger Sub and Lpath.

“Permitted Alternative Agreement” shall have the meaning set forth in Section 9.1(i).

“Person” shall mean any individual, Entity or Governmental Body.

“Post-Closing Outstanding Shares” shall mean the total number of Lpath Outstanding Shares plus the Buyer Transaction Shares as determined immediately following the Closing.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

“Preferred Stock Conversion” shall have the meaning set forth in Section 7.7.

“Prior Plan” shall have the meaning set forth in Section 2.3(b).

“Proxy Statement” shall mean the proxy statement in connection with the approval of this Agreement and the Contemplated Transactions to be sent to Lpath’s stockholders in connection with the Lpath Stockholders’ Meeting.

“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Required Buyer Stockholder Vote” shall have the meaning set forth in Section 2.18.

“Required Lpath Stockholder Vote” shall have the meaning set forth in Section 3.16.

“Reverse Split” shall have the meaning set forth in Section 5.16.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means the Securities Purchase Agreement among Buyer and the Persons named therein, pursuant to which such Persons have agreed to purchase the number of shares of Buyer Common Stock set forth therein in connection with the Concurrent Financing.

“Subsequent Transaction” shall mean any Acquisition Transaction that results or would result in any third party beneficially owning securities of a Party representing more than fifty percent (50%) of the voting power of the outstanding securities of a Party or owning or exclusively licensing tangible or intangible assets representing more than fifty percent (50%) of the fair market value of the income-generating assets of a Party and its Subsidiaries, taken as a whole.

An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” shall mean a bona fide written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the Party’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the Party’s capital stock or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the Party or its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that (in each case of the foregoing clauses “(i)” and “(ii)”): (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement (including Section 4.5); and (b) is on terms and conditions that the Board of Directors of Buyer or Lpath, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its Board of Directors deems relevant following consultation with its outside legal counsel and financial advisor, if any: (x) is reasonably likely to be more favorable, from a financial point of view, to Lpath’s or Buyer’s stockholders, as applicable, than the terms of the Contemplated Transactions; and (y) is reasonably capable of being consummated.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” shall mean any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party Expenses” shall mean all reasonable fees and expenses incurred by Buyer or Lpath, as applicable, in connection with this Agreement and the transactions contemplated hereby, including (x) all fees and expenses incurred in connection with the preparation, printing and filing, as applicable, of the Form S-4 Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto) and (y) all fees and expenses incurred in connection with the preparation and filing under any filing requirement of any Governmental Authority applicable to this Agreement and the transactions contemplated hereby.

“Torreya Warrant” shall mean the warrant issuable by Lpath to Torreya Capital in connection with the Closing, equal to 5.0% of the Total Consideration, where “Total Consideration” means the aggregate value of the capital stock of Lpath that is retained by the holders of Lpath capital stock immediately prior to the Effective Time, as set forth on Exhibit E.

“Torreya Additional Warrant” shall mean a warrant to acquire shares of Lpath Common Stock that Lpath may elect to issue to Torreya Capital prior to the Closing in lieu of the payment of some or all of the cash fees Lpath would be otherwise required to pay Torreya Capital at the Closing for its services to Lpath, as set forth on Exhibit E.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.